UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________________

VYCOR MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-176713	20-3369218
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6401 Congress Ave. Suite 140, Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 558-2000

n/a

(Former name or former address, if changed since last report)

Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	2,776,052	$2.00	$5,552,104	$715.11
Shares of Common Stock underlying Series A Warrants	1,995,601	$2.05	$4,090,982	$526.92
Shares of Common Stock underlying Series A Warrants	1,995,601	$3.08	$6,146,451	$791.66
Total Registration Statement Fee				$2,033.69

______________

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus.  Any representation to the contrary is a criminal offense.

Filed Pursuant to Rule 424(b)(3)

Registration No.  ______________

Dated May __, 2014

VYCOR MEDICAL, INC.

6,767,254 Shares of Common Stock
Par Value $0.0001 Per Share

This prospectus relates to the offering by the selling stockholders of VYCOR MEDICAL, INC. of up to 6,767,254 shares of our common stock, par value $0.0001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “VYCO.OB”.  On May 27, 2014, the closing sale price of our common stock was $2.15 per share.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 12

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2014.

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by VYCOR MEDICAL, INC. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY INFORMATION AND RISK FACTORS

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Vycor”, “the Company”, “we,” “us,” and “our,” refer to VYCOR MEDICAL, INC., a Delaware corporation.

SUMMARY OF THE COMPANY

ORGANIZATIONAL HISTORY

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010 Vycor completed the acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”) and on January 4, 2012 Vycor, through its wholly-owned NovaVision subsidiary, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision.

BUSINESS OVERVIEW

Vycor is dedicated to providing the medical community with innovative and superior neurosurgical and neurotherapeutic solutions and operates two distinct business units within the medical industry. Vycor Medical designs, develops and markets medical devices for use in neurosurgery. NovaVision develops non-invasive, computer-based light stimulation therapies for those suffering from vision loss resulting from neurological trauma.

Both businesses adopt a minimally or non-invasive approach. Both technologies have strong sales growth potential, address large potential markets and have the requisite regulatory approvals. The Company has 40 granted patents and a further 15 pending. The Company leverages joint resources across the divisions to operate in a cost-efficient manner.

In addition to our existing products and products in development we actively seek acquisition, joint venture and in-licensing opportunities in the medical device field which we believe are complementary, can benefit from our existing infrastructure and will add shareholder value.

Vycor Medical

Vycor Medical manufactures and distributes the ViewSite Brain Access System (VBAS), a clear cylindrical disposable set of single-use devices of different sizes, which neurosurgeons use to provide a surgical corridor to access and remove target sites within the brain such as tumors. VBAS provides a minimally invasive approach into the brain, with potentially less damage to the surrounding tissue than the sharp edges of “traditional blade” retractors. It is this minimally invasive profile that has led surgeons to use the VBAS in challenging procedures and procedures that were previously considered to be “inoperable” such as tumors that are too deeply seated for current instruments.

VBAS’ clinical advantages are supported by a number of leading peer-reviewed articles. Clinical benefits cited include: minimally invasive shape and less invasive procedure; resultant reduction of pressure on the brain; improved visual field; improved working channel; and more accurate target access. Management also believes, from anecdotal surgeon feedback, that although a disposable product VBAS offers potential cost savings from shorter operating theater time and reduced post-operative recovery time.

Vycor Medical is ISO 13485 compliant, VBAS has U.S. FDA 510(k) clearance for brain and spine surgeries and full regulatory approvals for brain in Australia, Canada, China, Europe (EU – Class III), Korea and Japan and is seeking or has partial regulatory approvals in Brazil, India, Russia, Taiwan and Vietnam.  VBAS has 8 granted and 8 pending patents worldwide

NovaVision

NovaVision provides non-invasive, computer-based vision solutions targeted at a substantial and largely un-addressed market of people who have lost their sight as a result of Stroke or Traumatic Brain Injury (neurological brain damage).

NovaVision addresses a significant target market, estimated at approximately $2 billion in the U.S. and over $13 billion globally.

NovaVision has a family of therapies that both restore lost vision and address other neurologically-induced vision issues. NovaVision’s Vision Restoration Therapy (VRT) and Sight Science’s Neuro-Eye Therapy (NeET) are restitution or restoration therapies that are designed to improve visual sensitivity in the previously blind zones; NovaVision’s NeuroEyeCoach™ is a compensation therapy which complements VRT and NeET and re-trains the ability of a patient to move their eyes, re-integrate left and right vision and to make the most of their remaining visual field.

Vycor acquired NovaVision at the end of 2010. While its VRT was clinically supported to be effective, was underpinned by 15 years of clinical research and 20 studies evidencing that 70% of patients benefited from the therapy, further development was required in order: to ensure that all patients received benefit; to make it cost effective and affordable; and to make it scalable. As not all patients benefit from VRT, management concluded that a new complementary eye training therapy should be introduced into the NovaVision therapy suite to provide broader benefits to patients than the delivery of VRT on its own, and has recently soft-launched NeuroEyeCoach™ in the U.S.

NovaVision’s VRT is the only medical device aimed at the restoration of vision for neurologically induced vision loss which has FDA 510(k) clearance to be marketed in the U.S; VRT and NeET both have CE Marking for the EU and NeuroEyeCoach™ is registered as a Class I 510(k) exempt device. NovaVision has 32 granted and 7 pending patents worldwide.

Employees

We currently have 17 employees.

Websites

The Company operates websites at www.vycormedical.com, www.novavision.com, www.neuroeyecoach.com and www.sightscience.com

GROWTH STRATEGY

Vycor Medical

Vycor Medical’s growth strategy is centered around:

1. Increasing U.S. market penetration through broader hospital coverage and targeted direct physician marketing.

Vycor Medical’s sales and marketing strategy is to penetrate a well defined target market of 3,500 neurosurgeons by trade shows, significantly increased direct marketing with VBAS samples and existing clinical data, and through its existing distributors which it is continually evaluating and upgrading as well as adding additional distributors in regions where it has little to no presence. In marketing to these hospitals and surgeons, Vycor Medical leads with those neurosurgical procedures where VBAS’ competitive advantages are most easily understood – deep seated tumors and other complicated deep procedures. The focus is both on adding new hospitals and expanding to additional surgeons in hospitals where VBAS is already approved and to expand usage to a broader range of procedures. Vycor Medical prioritizes its attention on teaching hospitals, which not only carry out more relevant procedures but also provide a natural way to drive adoption through the conversion of new surgeons.

2. Provision of more Clinical and Scientific Data supporting the products superiority over the current standard of care blade retractors and to demonstrate the products potential for cost savings.

Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption further and faster by demonstrating VBAS' superiority as a minimally invasive access system which helps VBAS move further up the hospital cost/benefit curve. To this end an animal comparative study is currently underway. This study is intended to demonstrate greater ease of access, faster surgery time and reduced tissue damage. The second area Vycor Medical will address is MRI compatibility. Increasingly, intra operative MRI is increasingly being used in neurosurgery, further playing to VBAS' competitive edge over the traditional non MRI-compatible metal blade retractor. Vycor Medical intends to commission a brief technical study so that VBAS can be formally certified as MRI compatible. Vycor Medical is also aware of two additional studies in peer-reviewed journals anticipated to be published during 2014 by the Weill Cornell Medical Center, and additional studies are also underway and should be published during 2014 and 2015.

3. International Market Growth

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. VBAS has full regulatory approvals in Australia, Canada, China, Europe (EU – Class III), Korea and Japan and is seeking or has partial regulatory approvals in Brazil, India, Russia, Taiwan and Vietnam. Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillaries that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line.

Vycor Medical has launched in the US a universal non-disposable extension arm to VBAS, as a result of surgeon feedback, which further increases the ease of use of its disposable VBAS product and, management believes, will augment VBAS adoption.

Vycor Medical has prototyped and is now implementing manufacturing of two new smaller VBAS devices that will facilitate endoscopic work within the ventricles including the placement of catheters, with particular relevance for the pediatric neurosurgical market. Vycor Medical developed this with a leading neurosurgeon and anticipates the product being available by the end of 2014.

Vycor Medical is also working on a new set of VBAS devices that will be targeted at being completely compatible with selected Image Guided Systems. Management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into the increasing trend of IGS surgery and anticipates having compatible devices finalized for production during 2014.

NovaVision

Prior to Vycor’s acquisition in late 2010, NovaVision previous management had already invested more than $50 million largely on developing the business’s core VRT therapy, gaining significant patent protection and validating the therapy through significant clinical research.

While its VRT was clinically supported to be effective, being underpinned by 15 years of clinical research and 20 studies evidencing that 70% of patients benefited from the therapy, further development was required in order to: ensure that all patients received a benefit; to make it cost effective and affordable; and to make it scalable.

Following the acquisition, Vycor put in place a world class Scientific Advisory Board and acquired Sight Science in the UK, NovaVision’s only sizeable competitor, thereby also gaining a highly regarded Chief Scientific Officer. Leveraging this scientific team, NovaVision’s strategy is centered around driving the adoption of its therapies, through:

1. Reduced Cost and Greater scalability; enabled by a completely new therapy delivery mechanism moving away from hardware based to an asset light software solution allowing significant cost savings, which will be passed onto the patients. This different delivery mechanism and significant business process streamlining of currently largely manual tasks will enable NovaVision to provide an affordable and much more scalable therapy and thus be in a position to service a much larger number of patients.

2. Introduction of a new therapy module into the NovaVision’s overall visual rehabilitation therapy regime that will provide additional functional benefits to patients who undergo the regime. This new therapy program, NeuroEyeCoach™, is a saccadic training program which is highly complementary to VRT and will ensure that patients will receive greater benefit from the overall NovaVision therapy regime. NeuroEyeCoach™ is internet-delivered and is targeted at the same patients as VRT. Stroke patients, in addition to losing their sight, typically also have difficulty moving their eyes and integrating visual information. These conditions lead patients to need specific re-training to make effective use of their eyes and get the most out of their remaining vision. NeuroEyeCoach™ will be sold as a standalone therapy; in addition to benefitting VRT patients, those suffering non-permanent defects or those otherwise unsuited to VRT can benefit from NeuroEyeCoach™. Upon completion of the VRT web based development it will be marketed with NeuroEyeCoach™ in one therapy suite providing broader benefit to patients.

3. New Potential Licensing model targeted at Rehabilitation Centers. Management is also in the advanced stages of exploring a licensing model under which NovaVision would license a diagnostic-only VRT device to a rehabilitation center for a monthly fee. The center, be it in-patient or out-patient, would be able to efficiently screen its patients on their own for visual field deficits. NovaVision would receive licensing fees and benefit from incremental patient flow from center referrals.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487.  The Company’s telephone number is 561-558-2000.

THE OFFERING

This prospectus will be utilized in connection with the re-sale of 6,767,254 shares which could be potentially issued in the future as of the result of the sale of common stock and the prospective exercise of certain investor warrants and placement agent warrants which were issued in connection with the Company’s recent stock offering.  The Company will not receive any proceeds from any sales of these shares.

Common stock currently outstanding	10,703,494 shares(1)
Common stock offered by the selling stockholders	6,767,254 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

__________________

(1)  Shares of common stock issued and outstanding as of May 23, 2014.

FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended December 31, 2013, December 31, 2012 and December 31, 2011. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. All share amounts are restated to reflect a one-for-150 reverse stock split which became effective January 15, 2013.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page 45 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	12/31/13	12/31/12	12/31/11
Revenues	$1,089,374	$1,205,263	$971,367
Net comprehensive loss	$(2,444,491)	$(2,926,210)	$(4,778,541)
Net comprehensive loss per share (1)	$(0.39)	$(0.52)	$(0.92)
Weighted average no. shares (1)	6,324,175	5,637,690	5,200,645
Stockholders’ equity (deficit)	$(3,315,243)	$(1,457,650)	$875,324
Total assets	$2,115,250	$2,561,161	$3,571,640
Total liabilities	$5,430,492	$4,018,810	$2,696,316

(1) Adjusted to reflect a one-for-150 reverse stock split which became effective January 15, 2013

The following selected data contains statement of operations data and balance sheet for the three months ended March 31, 2014 and March 31, 2013. The statement of operations data and balance sheet data were derived from the financial statements for the periods. Such financial data should be read in conjunction with the unaudited financial statements and the notes to the financial statements for said periods starting on page 45 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2014	As of March 31, 2013
Balance Sheet Data:
Assets	$4,861,338	$2,324,985
Liabilities	$5,108,670	$4,400,352
Total Stockholders’ Deficit	$(247,332)	$(2,075,367)
Statement of Operations Data
Revenue	$358,122	$231,674
Operating Expenses	$1,307,704	$801,277
Net Comprehensive Loss	$(788,010)	$(662,672)
Basis and Diluted Loss Per Share (1)	$(0.09)	$(0.11)
Weighted Average Number of Shares Outstanding (1)	8,995,082	5,947,998

(1) Adjusted to reflect a one-for-150 reverse stock split which became effective January 15, 2013

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Financials

We do not have a significant operating history and have not achieved profitable operations. If we are unable to achieve profitable operations, you may lose your entire investment.

We have incurred losses since our inception, including a net loss of $2,444,491 for the year ended December 31, 2013 and a net loss of $788,010 for the three months ended March 31, 2014 and we expect to incur additional losses, including additional development costs, costs related to clinical studies and manufacturing expenses. We have incurred negative cash flows from operations since inception. As of March 31, 2014 we had a stockholders’ deficit of $247,332 and a cash and cash equivalents balance of $2,707,089. Since we have no record of profitable operations, there is high a possibility that you may suffer a complete loss of your investment.

The absence of significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of profitable operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our products and revenues can fluctuate due the timing impact of larger orders. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We were formed on June 17, 2005, Vycor Medical’s products were only fully launched at the beginning of 2010 and NovaVision’s therapies were re-launched after acquisition in early 2011 but are not being aggressively marketed until completion of the NovaVision development programs; we are therefore currently in the relatively early stages of marketing our products and therapies. There can be no assurance at this time that we will ever operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

•	competition;
•	need for acceptance of products and therapies — there can be no assured market for our products and therapies and there is no guarantee of orders or of surgeon, physician or patient acceptance;

•	ability to continue to develop and extend brand identity;
•	ability to anticipate and adapt to a competitive market;
•	ability to effectively manage rapidly expanding operations;
•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
•	dependence upon key personnel to market and sell our products and the loss of one of our key managers may adversely affect the marketing of our products.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

Our revenue is dependent upon acceptance of our products and therapies by the market. The failure of such acceptance will cause us to curtail or cease operations.

Our revenue comes from the sale of our products and therapies. As a result, we will continue to incur operating losses until such time as sales of our products and therapies reach a mature level and we are able to generate sufficient revenue from the sale of our products and therapies to meet our operating expenses. There can be no assurance that customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for our products and therapies. In the event that we are not able to significantly increase the number of customers that purchase our products and therapies, or if we are unable to charge the necessary prices, our financial condition and results of operations will be materially and adversely affected.

We will have a continuing need to raise substantial additional funds to continue bring products to market and operate.

Our current funds may not be sufficient to bring the Company to a cash flow positive position and implement our strategic development plan.  We may also require additional funding to develop new products.  As a result, we may require additional funds in order to continue our operations after we exhaust our available funding. There is no assurance that additional funds will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease operations.

For a period of time we are contractually obligated not to issue additional shares, or share equivalents, for cash at a share price below $2.05 per share, which may restrict our ability to raise additional funds, if required.

Effective May 15, 2014 the Company and the investors in the Company’s $5,000,000 private placement completed on April 25, 2014 entered into waivers of the Share Purchase Agreements and Series A Warrant Agreements (the “Waivers”) under which the investors agreed to waive their anti-dilution rights (which arose in the event the Company sold securities at a price below $2.05 within one year of the date that the initial Registration Statement with respect to the securities sold in the offering has been declared effective by the SEC) in consideration of the Company’s agreement not to sell any securities at a price below $2.05 within the same one-year period. If the Company is required to raise additional funding during this period it will not be able to do so at a share price (or equivalent share price) of less than $2.05 and this may restrict the Company’s ability to raise funds if required.

The majority of the non-cash assets on our balance sheet comprise assets that are subject to annual accounting impairment review and therefore may be subject to write-downs which will affect both the balance sheet and net profit or loss.

The non-cash assets on our balance sheet include patents, software, and trademarks which are reviewed for impairment by the Company annually in accordance with the authorative guidance. Impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. We will review these assets as part of the preparation of the financial statements for 2014 and subsequent years and, if an impairment exists, would be required to recognize an impairment to some

Risks Related to Our Business

Our existing products and therapies may not be accepted in the marketplace.

Uncertainty exists as to whether our products and therapies will be fully accepted by the market without additional clinical evaluations and more widespread doctor acceptance. A number of factors may limit the market acceptance of our products and therapies, including the availability of alternative products and therapies and the price of our products and therapies relative to alternative products and therapies.

There is a risk that surgeons will be encouraged to continue to use multiple-use devices, such as standard blade retractors, instead of our single use devices. Our VBAS device is designed to be used only once and then discarded. Vycor Medical’s competitors market multiple use devices such as metal blade retractors. The multiple use devices are significantly less expensive on a per use basis than our single use devices. We are assuming that, notwithstanding the difference in price, surgeons will elect to use our devices because of their perception that our devices will permit safer and less invasive surgery. However, hospitals, medical insurance providers, health maintenance organizations and others approving surgical costs may decide that the cost outweighs the benefit. In addition, surgeons may opt to use other devices. While Vycor Medical intends to continue to build clinical and other scientific data demonstrating the cost benefit of VBAS over other methodologies, this data may not be conclusive or may be viewed as insufficient by hospitals or physicians.

In the US, NovaVision’s therapies require physician prescriptions, and physicians may not be persuaded by the effectiveness of our therapies to prescribe them to their patients, given the current price compared to the physician perception of the therapy benefit. Whilst NovaVision intends to continue to implement strategies to increase awareness of its therapies, and their benefits, and reduce their cost to patients, there is no assurance that this strategy will be successful, particularly in that the target audience (for both physicians and patients) is very large and diverse and the patient audience tends to be both medically and financially challenged, requiring multiple methods and routes to access it. The marketing expenditures required to achieve the level of awareness may also be too high for the Company to address successfully. NovaVision’s VRT therapy usually takes 6 months to complete, requiring patients to carry out the therapy twice a day (for an hour total), 6 days a week. Patients have to be persuaded that this level of intense therapy is justified for the anticipated benefit, but there is no assurance that sufficient numbers of patients will be convinced to enable a successful market to develop for the therapy.

Some of our competitors are more established and better capitalized than we are and we may be unable to establish market share.

Some of our competitors are well known, more established and better capitalized than we are. As such, they may have at their disposal greater marketing strength and economies of scale and, as they may have additional products which they sell to the same customers, have greater presence with these customer. They may also have more resources to expend on research and development to create more innovative products in competition with ours. Competition will also likely increase as or when the clinical and cost benefits of the Company’s products and therapies are established and proven. Accordingly, we may not be successful in competing with them for market share.

Sales may not produce profits.

We may be forced to sell our products and therapies at a lower price than anticipated due to a variety of reasons, including without limitation selling prices of comparable products by our competitors and budget or financial constraints of our customers. Further, we may sell fewer products or therapies than anticipated, and the costs associated with each unit, including costs of manufacturing, delivery and commissions, may be greater than anticipated. As a result, there is a risk that costs associated with the sales of our products and therapies may be greater than we anticipated and that sales may fail to yield profitability.

International sales of our VBAS product tend to be more ‘lumpy’ in nature and less predictable. In addition, Vycor Medical’s realized sales price for international sales tends to be lower than in the US. This is because Vycor Medical always partners with a distributor in international markets who will take on the marketing and distribution costs in return for a lower transfer price; in addition, end market pricing in some international markets is lower than in the US. International sales are, however, a key component of Vycor Medical’s growth strategy and the profitability of these sales may not reach acceptable levels. Furthermore Vycor Medical may not be able to attract suitable distribution partners in all the markets it wishes to sell into.

The existing business model for the delivery of NovaVision results in high capital costs and relatively high infrastructure costs. As a result, the pricing of the therapy needs to be sufficient to cover these costs and this pricing limits volume. A key component of NovaVision’s growth strategy is centered around the development of a much lower cost delivery model which will enable NovaVision to significantly lower the price of its therapy to patients. There is no assurance, however, that this development can be successfully completed or result in the level of cost reduction currently envisaged. Whilst management believes that cost to patient is a key decision factor, there is no assurance that lowered cost will automatically lead to more widespread adoption and the barriers may well be something not currently identified by management.

We might incur substantial expense to develop products that, once commercialized, are never sufficiently successful.

Our growth strategy requires the successful development and launch of new products for Vycor Medical and new therapies for NovaVision. Although management will take every precaution to ensure that such expenditure is only on new products and therapies with a high likelihood of achieving commercial success, there can be no assurance that this will be the case. The causes for failure of new products and therapies once commercialized are numerous, including:

•	market demand for the product or therapy proves to be smaller than market research suggested;
•	competitive products or therapies with superior performance either on the market or commercialized at the same time or soon after;
•	product or therapy development turns out to be more costly than anticipated or takes longer;
•	product or therapy requires significant adjustment post commercialization, or multiple additional sizes, rendering the project uneconomic or extending considerably the likely investment return period;
•	additional regulatory requirements which extend the time to launch and increase the overall costs of the development;
•	patent conflicts or unenforceable intellectual property rights;
•	neurosurgeons and other physicians may be unwilling to adapt to new products and therapies, which will slow new product adoption;
•

new products and therapies will be dependent, to a greater or lesser extent, on the successful outcomes of clinical studies. These may cost more, take longer to complete, the outcomes maybe inconclusive, and it may be difficult to achieve publication in an important journal; and

•	other factors that could make the product uneconomical.

We might incur substantial expense to develop products that are never successfully developed and commercialized.

We have incurred and expect to continue to incur research and development and other expenses in developing new medical devices and therapies. The potential products and therapies to which we devote resources might never be successfully developed or fully commercialized by us for numerous reasons, including:

•	inability to develop products and therapies that address our customers’ needs;
•	competitive products with superior performance;
•	additional regulatory requirements which render the development uneconomic or prevent our ability to gain regulatory approval;

•	patent conflicts or unenforceable intellectual property rights;
•	demand for the particular product; and
•	other factors that could make the product uneconomical.

Incurring significant expenses for a potential product or therapy that is not successfully developed and/or commercialized could have a material adverse effect on our business, financial condition, prospects and share price.

We may not be able to successfully expand our business through acquisitions.

We review corporate and product line acquisition candidates as a part of our growth strategy. If we decided to undertake an acquisition, we may not be able to successfully integrate it in order to realize the full benefit of such acquisition.  Factors which may affect our ability to grow successfully through acquisitions include:

•	inability to identify suitable targets given the relatively narrow scope of our business;
•	inability to obtain acquisition or additional working capital financing due to our financial condition and recent performance;
•	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;
•	diversion of management’s attention from current operations;
•	the possibility that we may be adversely affected by risk factors facing the acquired companies;
•

acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to the percentage of ownership of our existing shareholders;

•	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and
•	loss of key employees of the acquired companies.

We cannot be certain that we will obtain patents for our devices and technology or that such patents will protect us from competitors.

We believe that our success and competitive position will depend in part on our ability to obtain and maintain patents for our devices, which is both costly and time consuming. We have 40 issued patents covering both NovaVision, Sight Science and Vycor Medical. We still are in the process of prosecuting 15 others. Patent Offices typically requires 12-24 months or more to process a patent application. There can be no assurance that the remainder of our patent applications will be approved. However we have not waited for the approval of the patent applications before launching sales of our devices and therapies. There can be no assurance regarding how long it will take the U.S. Patent and Trademark Office to decide whether to approve our patent applications or how long it will take foreign patent offices to grant us patents. There can be no assurance that any patent issued or licensed to us will provide us with protection against competitive products and therapies, protect us against changes in industry trends which we have not anticipated or otherwise protect our commercial viability, or that challenges will not be instituted against the validity or enforceability of any of our patents or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and enforce it against infringement can be substantial and we do not have patent insurance. Even issued patents may later be modified or revoked by the Patent and Trademark Office or in legal proceedings. Patent applications in the United States are maintained in secrecy until the patent issues and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or the first to file patent applications on such inventions.

Vycor Medical is dependent on sub-contractors to manufacture our products.

Vycor Medical is dependent on sub-contract manufacturers to provide a full range of engineering, contract manufacturing and logistical support to manufacture our products. We are dependent upon their manufacture of our products in accordance with our specifications and delivering them on a timely basis.

Lacey Manufacturing Company manufactures 6 of our 12 VBAS models. C&J Industries formally manufactured the remaining 6 VBAS models, but the manufacturing contract formally expired during the first quarter of 2014. Vycor Medical holds sufficient inventory for its foreseeable needs and is in discussions with selected qualified sub-contract manufacturers to replace C&J Industries. We can offer no assurances that we will be successful in finding an alternate manufacturer and negotiating acceptable terms with them on a timely basis without impact on our future manufacturing and delivery schedule.

Sub-contract manufacturers are subject to regulatory requirements and certifications. Loss of such certification would affect our ability to deliver products.

Vycor Medical’s relatively low volumes limit the ability to lower manufacturing costs.

Although the gross margins for Vycor Medical’s products are acceptable, manufacturing costs are volume-dependent. As the VBAS range comprises 12 different sizes, costs will only reduce further once volumes for each of the 12 sizes increase. Sub-contract manufacturers have the right to pass on raw material increases which are outside of our control and may further negatively impact margins.

We will need additional distribution and marketing partners to help us market our products.

At this time, we have a small number of sales and marketing personnel and limited distribution and marketing channels that we will need to expand in the future. Vycor Medical has contracted with independent medical device distributors and representatives that collectively have field salespeople who call on neurosurgery departments both in the US and internationally. To implement our growth plan we need to expand the US and international scope of our sales and distribution. Given the relatively small size of our company and the fact that our products and therapies are new with currently limited sales, there is no assurance that we will be able to attract successful distributors to contract with us. There is also no assurance that the contracted distributors or potential new distributors will be successful in promoting and selling our products and therapies.

In addition, monitoring international distributors and interfacing with potential international customers and other partners is made harder given the size of our company.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with minimal employees. We expect to experience a period of expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate new managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

The loss of our key personnel could adversely affect our business. We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our success depends to a significant extent upon the efforts of our senior management team and other key personnel. The loss of the services of such personnel could adversely affect our business and our ability to implement our growth plan.  We cannot assure you that the services of the members of our management team will continue to be available to us, or that we will be able to find a suitable replacement for any of them. We do not have key man insurance on any members of our management team. If any member of our management team were to die and we are unable to replace either or both of them for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

Also, because of the nature of our business, our success is dependent upon our ability to attract, train, manage and retain sales, marketing and other qualified personnel.  There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to implement our strategy to grow our business and compete effectively in our industry.

Even though our current products and therapies are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products or therapies, these products or therapies could be subject to restrictions or withdrawal from the market.

Any product or therapy which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product or therapy, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. In particular we and our suppliers are required to comply with the Quality System Regulation, or QSR, for the manufacture of our products and delivery of our therapies which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product or therapy for which we obtain marketing approval. The FDA enforces the GMP and QSR through unannounced inspections. We and our third party manufacturers and suppliers will have to successfully complete such inspections. Failure by us or one of our suppliers, with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following enforcement actions:

•	warning letters or untitled letters;
•	fines and civil penalties;
•	unanticipated expenditures;
•	withdrawal or suspension of approval by the FDA or other regulatory bodies;
•	product recall or seizure;
•	orders for physician notification or device repair, replacement or refund;
•	interruption of production;
•	operating restrictions;
•	injunctions; and
•	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product or therapy sales and profitability to suffer, and such sales may take a long time to recover from such action, if at all. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

If the FDA determines that our promotional materials, training or other activities constitutes promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Moreover, any modification to a device that has received FDA approval that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new approval from the FDA. If the FDA disagrees with any determination by us that new approval is not required, we may be required to cease marketing or to recall the modified product until we obtain approval. In addition, we could also be subject to significant regulatory fines or penalties.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or efficacy of our products, and we will be required to report adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR or GMP, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Further, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts our operations.

In Europe, the relevant European authorities could hold imports from us and remove CE marking for violating their rules and regulations. We could get a warning from a European Competent Authority or its Notified Body and we would be obligated to fix the problem and follow up with either the Notified Body or Competent Authorities.

Similarly, in other international markets for which Vycor Medical’s currently have full or partial regulatory approval (Australia, Canada, China, Japan, Korea and Russia) or where it is currently seeking approval (Brazil, India, Taiwan and Vietnam), the relevant regulatory body could place a hold on imports from us and could revoke any licenses held for violations of its rules and regulations. The relevant regulatory body could issue a warning the first time around and we would be obligated to fix the problem and follow up, or regulations could change invalidating our approvals

Because product liability is inherent in the medical devices industry and insurance is expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential product liability risks, which are inherent in the manufacturing, marketing and sale of medical devices. While we will take precautions we deem to be appropriate to avoid product liability suits against us, there can be no assurance that we will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive. While we have product liability coverage for our Vycor Medical devices, and product liability and professional indemnity insurance for our NovaVision and Sight Science therapies, there can be no assurance that we will be able to continue to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue marketing our products.

The other insurances we have are Directors and Officers Liability Insurance and certain commercial liability and personal property insurances at present. We may have exposure in the event of loss or damage to our properties.

We have not established any reserve funds for potential warranty claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Because the healthcare industry is subject to changing policies and procedures, we may find it difficult to continue to compete in an uncertain environment.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use our devices. This could substantially impair our ability to successfully marker our products, which would have a material adverse effect on our performance.

The market success of our products and therapies may be dependent in part upon third-party reimbursement policies that are often subject to change.

Our ability to successfully penetrate the market for our products and therapies may to some extent depend on the availability of reimbursement to individuals for rehabilitation therapies and to hospitals for neurosurgical procedures from third-party payers, such as governmental programs, private insurance and private health plans. There is no guarantee that this will not change in the future or that applicable levels of reimbursement to individuals and hospitals, if any, will be high enough to allow us to charge a reasonable profit margin. Vycor Medical’s products are not specifically reimbursed by third party payers, they are part of the overall procedure cost and therefore some hospitals may view this as an increase in cost. If levels of reimbursement are decreased in the future, the demand for our products could diminish or our ability to sell our products on a profitable basis could be adversely affected. NovaVision’s therapies are not generally reimbursed by third party payers, although this is sometimes available to patients on a case-by-case basis.

We may be affected by health care reform.

In March 2010, the United States Congress enacted health care reform legislation intended over time to expand health insurance coverage and impose health industry cost containment measures.  This legislation may impact the sales of our medical devices and therapies.  In addition, the U.S. Congress, various state legislatures and European and Asian governments may consider various types of health care reform in order to control growing health care costs. We are presently uncertain as to the effects of the recently enacted legislation on our business and are unable to predict what legislative proposals will be adopted in the future, if any.

Risks Related to Share Ownership

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Fountainhead Capital Management Limited (“Fountainhead”) owns over 40% of our common stock together with certain debt holdings and may be able to influence the outcome of stockholder votes and their interests may differ from other stockholders.

As of May 23, 2014 , Fountainhead beneficially owned, in the aggregate, approximately 40.6% of our Common Stock. As a result of this ownership concentration, they may be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. Their interests may differ from other stockholders.  In addition, at March 31, 2014, Fountainhead holds $616,362 of the Company’s convertible debt, which together with accrued interest is convertible into an additional approximately 348,982 shares of Company Common Stock, and Fountainhead and related parties hold an additional $1,630,675 non-convertible debt.  Two of the Company’s members of management and the board of directors (David Cantor and Peter Zachariou) serve as investment managers of Fountainhead and one of the Company’s members of management and board of directors (Adrian Liddell) serves as an advisor to Fountainhead In addition, Fountainhead receives consulting fees for its strategic advisory services to the Company.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our common shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $1.12 to a high of $3.90 since November 18, 2011 .  Many factors could have a significant impact on the future price of our common shares, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;
•	our failure to successfully implement our business objectives and strategic growth plans;
•	compliance with ongoing regulatory requirements;
•	market acceptance of our products;
•	changes in government regulations;
•	general economic conditions and other external factors;
•	actual or anticipated fluctuations in our quarterly financial and operating results; and
•	the degree of trading liquidity in our common shares.

The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 25,000,000 shares of Common Stock, $0.0001 par value per share, of which, as of May 23, 2014 10,703,494 shares of Common Stock were issued and outstanding. These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our Common Stock.

Further, our Certificate of Incorporation authorizes 10,000,000 shares of preferred stock, $0.0001 par value per share of which as of May 23, 2014 one (1) share of preferred stock was issued and outstanding. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof. Accordingly, the board of directors may issue preferred stock which may convert into large numbers of shares of Common Stock and consequently lead to further dilution of other shareholders.

Our Common Stock could be further diluted as the result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise money or as compensation for services and incentive compensation for our employees and directors. As of March 31, 2014, the Company has outstanding (a) 916,362 of convertible debt outstanding, which if fully converted together with accrued interest would result in the issuance of an additional approximately 520,120 shares of Company Common Stock and (b) warrants and options to purchase approximately 5.6 million shares of Company Common Stock.  We have shares of Common Stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our Common Stock), or could obligate us to issue additional shares of Common Stock to certain of our stockholders.  All of these actions could serve to dilute the interests of the holders of our Common Stock.

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Common Stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person's account for transactions in penny stocks; and
•	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares, and a sale of your holding may take a considerable amount of time.

The shares of our Common Stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.  In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.  It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting.  In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholders without our involvement.  It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon exercise of certain Warrants issued by the Company. Accordingly, there will be no dilution to our existing shareholders from these sales, other than from the exercise of the Warrants.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of Company common stock owned and issuable on the exercise of warrants beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares which are issuable on the exercise of warrants beneficially owned by each selling stockholder which is being offered by this prospectus and the number of shares which are issuable on the exercise of warrants beneficially owned which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name (1)	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock to be Sold (2)	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After This Offering

Abrams, Dennis IRA/ RBC Capital Markets Corp. F.B.O.	44,447	44,447	0	0.00%
Altieri, Francis IRA/ RBC Capital Markets Corp. F.B.O	20,000	20,000	0	0.00%
Bagley, Jr. Theodore	22,224	22,224	0	0.00%
Behar, Michael Roth IRA / RBC Capital Markets Corp. F.B.O.	110,000	110,000	0	0.00%
Bob Bridges	27,779	27,779	0	0.00%
Dell'Aera, Mario	357,780	357,780	0	0.00%
Herbranson, Dale E.	22,224	22,224	0	0.00%
Jenkins, Steven IRA / RBC Capital Markets Corp. LLC Cust	66,670	66,670	0	0.00%
Mathias, William	27,779	27,779	0	0.00%
McLoughlin, Mick	222,224	222,224	0	0.00%
Moroney, Robert and Carole R. JTTEN	27,779	27,779	0	0.00%
Pileggi, Kenneth W. IRA / RBC Capital Markets Corp. FBO	16,000	16,000	0	0.00%
Scott, Duncan	33,335	33,335	0	0.00%
Timothy H. Shear DEC of Trust DTD 1/6/1994	16,668	16,668	0	0.00%
Skutt, Glenn Richard & Lesley Howard JTTEN	55,558	55,558	0	0.00%
Takada, Hideo	200,000	200,000	0	0.00%
Teicher, Howard	8,335	8,335	0	0.00%
Abbott, Dennis IRA / RBC Capital Markets Corp. FBO	27,779	27,779	0	0.00%
Wallitt, Steve	33,335	33,335	0	0.00%
Giordano, Nicholas	66,668	66,668	0	0.00%
Abrams, Mark	277,780	277,780	0	0.00%
Richards, Donald J.	100,000	100,000	0	0.00%
Iacobello, Paul & Gina	22,224	22,224	0	0.00%
Fountainhead Capital Partners Limited	794,280	794,280	0	0.00%
Steven R. Antico	27,779	27,779	0	0.00%
Alan Antokal	111,112	111,112	0	0.00%
The Apregan Family Trust DTD 2/11/98	55,556	55,556	0	0.00%
Peter Backus	200,003	200,003	0	0.00%
Michael G. Cadwell	83,335	83,335	0	0.00%
Richard A. Cloyd	120,000	120,000	0	0.00%
Jason Cohen	166,668	166,668	0	0.00%

Chad Critchley	55,556	55,556	0	0.00%
Scott Cunningham	33,335	33,335	0	0.00%
Duncan Scott	55,556	55,556	0	0.00%
Donald P. Favre	55,556	55,556	0	0.00%
RBC Capital Markets Corp. FBO Susan A Izard IRA	27,779	27,779	0	0.00%
Alistair Eric Maccallum Laband	111,112	111,112	0	0.00%
Steven L. Lew	7,779	7,779	0	0.00%
James P. Little	44,447	44,447	0	0.00%
Raylan Loggins	33,335	33,335	0	0.00%
Michael Lutze	140,000	140,000	0	0.00%
Ulrich Otto	83,335	83,335	0	0.00%
David Rush	222,224	222,224	0	0.00%
William C. Slater	11,112	11,112	0	0.00%
Timothy Shear Dec of Trust DTD 1/6/1974	28,000	28,000	0	0.00%
Salman Wakil	100,000	100,000	0	0.00%
Orville A. White	111,112	111,112	0	0.00%
Chris Hayden	44,447	44,447	0	0.00%
Hugo Were	166,668	166,668	0	0.00%
Stephan Forstmann	22,224	22,224	0	0.00%
Altshuler, Howard	27,779	27,779	0	0.00%
RBC Capital Markets LLC FBO Michael A Boulus IRA	55,556	55,556	0	0.00%
Brickley, Robert J.	16,668	16,668	0	0.00%
DiBenedetto, Robert D.	11,112	11,112	0	0.00%
Fogle, Richard	27,779	27,779	0	0.00%
Kaspar, Mark	55,556	55,556	0	0.00%
MacKenzie, Kevin M.	55,556	55,556	0	0.00%
Nesland, Brett	30,000	30,000	0	0.00%
Rey 1998 Family Trust	111,112	111,112	0	0.00%
Sweeney, David	5,600	5,600	0	0.00%
Trafford, John	83,335	83,335	0	0.00%
Ufheil, David A.	55,556	55,556	0	0.00%

Simon, Michael & Mary	22,224	22,224	0	0.00%
Boltz, Willliam	83,335	83,335	0	0.00%
Sedberry, Erica Pitman	83,335	83,335	0	0.00%
Apgar, Christopher	83,335	83,335	0	0.00%
Shankara, Srinivas	22,224	22,224	0	0.00%
Scheuer, Ricardon & Silvia Suarez	150,000	150,000	0	0.00%
Barba, Randolph	55,556	55,556	0	0.00%
Bell, Stephen	17,000	17,000	0	0.00%
Cranshire Capital Master Fund LTD	83,336	83,336	0	0.00%
Equitec Specialists LLC	27,776	27,776	0	0.00%
Fisher, Patricia	11,112	11,112	0	0.00%
Gissler, Donald	55,556	55,556	0	0.00%
RBC Capital Markets LLC FBO Gregory J Carter IRA	55,556	55,556	0	0.00%
Hoffman, Michael L.	27,779	27,779	0	0.00%
Kayman, Rob	55,556	55,556	0	0.00%
King, David	13,335	13,335	0	0.00%
Koncsics, Tom	111,112	111,112	0	0.00%
Kytomaa, Harri	11,112	11,112	0	0.00%
RBC Capital Markets LLC Linda Friedman Roth IRA	5,556	5,556	0	0.00%
Prayaga, Sankar and Prayaga Gayathri JTTEN	6,000	6,000	0	0.00%
Todd Channell Trust	111,112	111,112	0	0.00%
Richard Hoffman	12,500	12,500	0	0.00%
Hugh Campbell	5,556	5,556	0	0.00%
Fraser Campbell	5,556	5,556	0	0.00%
Boris and Alexandra Smirnoff	55,556	55,556	0	0.00%
Nadejda Kassatkina	55,556	55,556	0	0.00%
Irina Pavlova	27,778	27,778	0	0.00%
Apex Technology Ventures, LLC	27,778	27,778	0	0.00%
Robert S. Prag	44,446	44,446	0	0.00%
JSL Kids Partners	72,224	72,224	0	0.00%
Thomas Varga TTEE Prag Children’s Trust FBO Andrew Prag	15,278	15,278	0	0.00%

Thomas Varga TTEE Prag Children’s Trust FBO Robert Prag Jr.	15,278	15,278	0	0.00%
RBC Capital Markets LLC FBO Jane Ellis	55,556	55,556	0	0.00%
Guri Dauti	27,778	27,778	0	0.00%

Total	6,767,254	6,767,254	-	-

(1)

All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of May 23, 2014, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales;

•

in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, and in compliance with applicable laws and regulations, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board.  As of May 23, 2014, there were 10,703,494 shares of common stock and one (1) share of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock.  All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Between January 2 and April 25, 2014, the Company completed the sale of $5,000,000 in Units comprising Common Stock and Warrants (the “Units”) to accredited investors (the “Investors”) in a private placement (the “Placement”). Each Unit was priced at $1.80 and comprised one share of Company Common Stock (the “Shares”), a series A warrant  (the “Series A Warrants”) to purchase 0.5 shares of common stock and a series B warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 0.5 shares of common stock (the “Units”).  Each Investor received (i) 3-year detachable Series A Warrants to purchase a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor and (ii) 3-year detachable Series B Warrants to purchase a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor.  The Series A Warrants have an exercise price per share of $2.05 (subject to adjustment as provided therein). The Series B Warrants have an exercise price per share of $3.08.  The Warrants are subject to adjustment for stock splits, stock dividends or recapitalizations. In the aggregate, the Company issued 2,777,808 shares of Common Stock, Series A Warrants to purchase an aggregate of 1,388,919 shares of Common Stock and Series B Warrants to purchase an aggregate of 1,388,919 shares of Common Stock.

Fountainhead Capital Partners Limited (“Fountainhead”), the Company’s largest shareholder with approximately 41% of the Common Stock following the Offering, additionally converted a total of $1,426,542 of accrued consulting fees into an investment in Units under the Placement, comprising 792,523 shares of Common Stock, Series A Warrants to purchase 396,262 shares of Common Stock and Series B Warrants to purchase 396,262 shares of Common Stock.

Based on the subscription terms applicable to the holders of the Company’s previously-issued Series C Convertible Preferred Stock, such holders were given the option of exchanging their investment in such unconverted Series C Convertible Preferred Stock and the related warrants into the securities which are the subject of the Placement, based on the amount of their investment in the Series C Convertible Preferred Stock and the related warrants.  On February 24, 2014, the holders of 15.15 shares of Series C Convertible Preferred Stock (representing an aggregate investment of $757,700) exchanged their Series C Convertible Preferred Stock and related warrants for an aggregate of 420,838 shares of Common Stock, Series A Warrants to purchase an aggregate of 210,420 shares of Common Stock and Series B Warrants to purchase an aggregate of 210,420 shares of Common Stock.

Under the terms of the Placement Agent agreement with Garden State Securities, Inc., the Company issued an aggregate of 402,030 Placement Agent Warrants, on almost identical terms to the Series A Warrants.

The Share Purchase Agreements entered into between the Company and the Investors and the Series A Warrant Agreements contained certain anti-dilution provisions for the Common Stock and Warrants, respectively, received under the Private Placement. Until the twelve-month anniversary of the Effective Date (the date that the initial Registration Statement has been declared effective by the SEC) each Investor would receive additional shares of Company Common Stock for any such additional securities issued by the Company in a subsequent financing at an effective per share purchase price below $1.80, such rights being non-transferable. The Series A Warrants and Placement Agent Warrants had anti-dilution protection during the same period for the issuance of Company Common Stock, or securities exercisable for or convertible into Company Common Stock, at an issuance price, exercise price or conversion price of less than the $2.05 exercise price of the Series A Warrants. Effective May 15, 2014 the Company and the Investors entered into waivers of the Share Purchase Agreements and Series A Warrant Agreements (the “Waivers”) under which the investors agreed to waive their anti-dilution rights in consideration of the Company’s agreement not to sell any securities at a price below $2.05 within the same one-year period. As of May 23, 2014 Waivers had been received in respect of approximately 95% of Investors, as well as in respect of the Placement Agent Warrants and the Series A Warrants held by Fountainhead. As a result, as of May 23, 2014 a total of 2,334,874 of the 2,397,931 Series A Warrants and Placement Agent Warrants issued in connection with or as a result of the Private Placement are no longer subject to anti-dilution provisions. The Company continues to seek Waivers from the remaining Investors.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	Restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in control without further action by the stockholders.

Series C Convertible Preferred Stock

At this time, the only issued and outstanding preferred stock is one (1) share of Series C Convertible Preferred Stock.   Each share of Series C Preferred Convertible Stock is convertible (at the Holder’s option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company’s Common Stock (at $3.75 per share).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Beginning on July 20, 2009, our Common Stock was quoted on the OTC Bulletin Board under the symbol “VYCO”.

The following table shows the high and low prices of our common shares on the OTC Bulletin Board for each quarter for fiscal years 2012 and 2013 and the first quarter of 2014. The following quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2012-March 31, 2012	$3.00	$2.10
April 1, 2012-June 30, 2012	$3.30	$1.50
July 1, 2012-September 30, 2012	$3.30	$1.65
October 1, 2012-December 31, 2012	$2.67	$1.12
January 1, 2013-March 31, 2013	$2.10	$1.14
April 1, 2013-June 30, 2013	$2.95	$2.00
July 1, 2013-September 30, 2013	$2.69	$1.80
October 1, 2013-December 31, 2013	$2.70	$1.90
January 1, 2014-March 31, 2014	$3.06	$1.76

All stock prices are adjusted for a one for 150 reverse stock split which became effective January 15, 2013.

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of May 23, 2014, there were approximately 175 record holders of our common stock and there were 10,703,494 shares of our common stock issued and outstanding. Please see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for information related to the holdings of certain beneficial owners and management of the Company.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209, tel. (303) 282-4800.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

Stock Option Plan

The Company adopted the Vycor Medical, Inc Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company.   The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code.  Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date.  The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date.  The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years.  The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.  As of May 23, 2014, there were options to purchase 5,557 outstanding at an average exercise price of $20.25 per share.

Stock appreciation rights may be granted either on a stand-alone basis or in conjunction with all or part of any other stock options granted under the plan.  As of May 23, 2014 there were no awards of any stock appreciation rights.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

INTEREST OF NAMED EXPERT AND COUNSEL

The Law Offices of Robert L. B. Diener, 56 Laenani Street, Haiku, HI 96708 was retained for the purpose of preparing this registration statement, rendering the legal opinion, attached as an exhibit hereto, on the validity of the common stock to be issued pursuant to this Registration Statement and for an opinion letter to the auditor which was required to complete the audit enclosed herein. As payment for said service, the Law Office of Robert L. B. Diener was paid a total of $2,500.00. The Law Offices of Robert L. B. Diener is not receiving any contingent interest, fee or shares in the Company.

The Law Office of Robert L. B. Diener may be retained for additional legal services in the future at fees to be agreed upon.

The financial statements of Vycor Medical, Inc., as provided herein, have been audited by an independent registered public accounting firm. The audit firm that has provided the audited financials is Paritz & Co., P.A., 15 Warren St., Hackensack NJ 07601.  Paritz & Co., P.A. is not receiving any contingent interest, fee or shares in the Company.

INFORMATION WITH RESPECT TO THE REGISTRANT

ORGANIZATIONAL HISTORY

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010 Vycor completed the acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”) and on January 4, 2012 Vycor, through its wholly-owned NovaVision subsidiary, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision.

BUSINESS OVERVIEW

Vycor is dedicated to providing the medical community with innovative and superior neurosurgical and neurotherapeutic solutions and operates two distinct business units within the medical industry. Vycor Medical designs, develops and markets medical devices for use in neurosurgery. NovaVision develops non-invasive, computer-based light stimulation therapies for those suffering from vision loss resulting from neurological trauma.

Both businesses adopt a minimally or non-invasive approach. Both technologies have strong sales growth potential, address large potential markets and have the requisite regulatory approvals. The Company has 40 granted patents and a further 15 pending. The Company leverages joint resources across the divisions to operate in a cost-efficient manner.

In addition to our existing products and products in development we actively seek acquisition, joint venture and in-licensing opportunities in the medical device field which we believe are complementary, can benefit from our existing infrastructure and will add shareholder value.

Vycor Medical

Introduction

Vycor Medical designs, develops and markets medical devices for use in neurosurgery. Vycor Medical’s ViewSite Brain Access System (“VBAS”) is a next generation retraction and access system that was fully commercialized in early 2010 and is the first significant technological change to brain tissue retraction in over 50 years in contrast to significant development in most other neuro-surgical technologies. Vycor Medical is ISO 13485:2003 compliant, and VBAS has U.S. FDA 510(k) clearance and CE Marking for Europe (Class III) for brain and spine surgeries, full regulatory approvals in Australia, Canada, China, Korea and Japan and is seeking or has partial regulatory approvals in Brazil, India, Russia, Taiwan and Vietnam.

Vycor Medical’s Products

VBAS

To access a surgical site in the brain, a surgeon usually needs to remove part of the skull (craniotomy) and then make an entry incision in the outer protective brain tissue (corticotomy); the soft brain tissue is then parted (retracted) to access the targeted site. The current standard of care, the blade retractor, utilizes a metal blade retractor to pull the tissue apart; to maintain the opening the blades are attached to a head frame and parting tension is applied to the tissue. In a typical procedure somewhere more than 2 blades are used.

Many clinical studies have shown that retractors can cause excessive pressure on brain tissues, resulting in damage and a prolonged patient recovery. The incidence of contusions (tissue injuries) or infarctions (blockage of blood supply) from brain retraction is as great as 5-10% in cranial surgeries.

Vycor’s VBAS is a significant improvement over current technologies for accessing regions within the brain. A disposable product that can be used with both endoscopic and neuro-navigation systems (IGS), the VBAS includes an introducer and working channel. Available in multiple sizes, the current series consists of 12 disposable products, offered in four different port (working channel) diameters of 12mm, 17mm, 21mm, and 28 mm and a choice of three lengths: 3cm, 5cm, and 7cm. The surgeon makes a smaller corticotomy, inserts the clear, elliptical-shaped VBAS introducer through the brain tissue, removes the introducer and is left with a clear hollow working channel to provide access to the precise location desired for surgery.

VBAS’ clinical advantages are supported by a number of leading peer-reviewed articles (see Peer Review and Other Clinical Studies). Clinical benefits cited include: minimally invasive shape and less invasive procedure; resultant reduction of pressure on the brain; improved visual field; improved working channel; and more accurate target access. Management also believes, from anecdotal surgeon feedback, that although a disposable product VBAS offers potential cost savings from shorter operating theater time and reduced post-operative recovery time.

The Market For Vycor Medical’s VBAS Product

VBAS is used for craniotomy procedures. Based on statistics from the American Association of Neurological Surgeons (AANS), management estimates 700,000 such procedures were performed in the US in 2012. Of this, management believe approximately 200,000 (28 percent) are addressable by the VBAS range currently, with another 125,000 (total of 325,000 or 46 percent) addressable by an expanded future range. Management estimates, for the global market, there exists a current addressable market of approximately 1,000,000 procedures with another 600,000 addressable by an expanded VBAS range.

Competition

The VBAS device is both a brain access system and a retractor and is therefore unique with no direct competitors. Competitive manufacturers of brain retractors include Cardinal Health (V. Mueller line), Aesculap, Integra Life Science and Codman (Division of Johnson & Johnson). Nico Corporation has a brain access device specifically designed to work with its Myriad resection and suction product.

Sales and Marketing

Domestic

According to the American Board of Neorological Surgery (ABNS), there are approximately 3,500 neurosurgeons in the US, providing a well-defined target audience. Vycor Medical’s sales channels are to stocking regional distributors and direct to hospitals through independent representatives, all of whom have existing relationships with neurosurgeons and provide an experienced and efficient distribution infrastructure without the need for a large and costly dedicated Vycor regional sales team. The distributors and representatives are supported by Vycor Medical Sales, Marketing and Customer Service.

Vycor Medical has found that the learning curve is only 1-2 cases for surgeons, who like the simplicity of design and ease of use after trialing the product. However, Hospital Administration is required to approve the purchase of a new product and sometimes even a trial or evaluation of the product in the hospital by the neurosurgeon and this is one of the key barriers to the speed of adoption as this process can take several months.

International Sales

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. Vycor Medical has regulatory approvals for VBAS in Australia, Canada, China, Europe (Class III), Korea and Japan and is seeking or has partial regulatory approvals in Russia, India, Vietnam and Taiwan with distribution agreements in place or being sought.

Peer Review and Other Clinical Studies

The publication of clinical papers in neurosurgery journals by surgeon-users of VBAS regarding their experiences with the products (peer review papers), and the publication of other clinical data, is important for the Company as it continues to evidence the clinical superiority of VBAS which in turn drives its adoption and accelerates the hospital approval process. During the last 3 years the following papers were published:

•

“Usage of a Minimally Invasive Tubular Retraction System for Deep-Seated Tumors in Pediatric Patients” in Journal of Neurosurgery in May 2011: Pediatrics. Co-authors Pablo Recinos, M.D., of the Cleveland Clinic and George Jallo, M.D., of Johns Hopkins University conclude that while access to deep-seated, intra-axial tumors is challenging, the ViewSite™ tubular retractor and frameless neuro navigation facilitated the surgical approach and the combination of these technologies adds to the surgeon’s armamentarium to safely approach tumors in deep locations.

•

“Vycor Viewsite TC: Endoscope-guided Intraparenchimal Brain Tumor Resection,” by Daniel Prevedello, M.D., Director of the Minimally Invasive Cranial Surgery Program at the Ohio State University. Dr Prevedello reported on a case with a patient taking Avastin®, which delays surgical wound healing. He said the Viewsite TC was essential to the surgery; otherwise, no procedure could have been performed on the patient.

•

“Minimally Invasive Trans-Portal Resection of Deep Intracranial Lesions” in Minimally Invasive Neurosurgery, February 2011 a Johns Hopkins University paper by lead author A. Quinones Hinojosa. The authors reported a case series of 9 adult and pediatric patients with a variety of pathologies, including colloid cyst, DNET, papillary pineal tumor, anaplastic astrocytoma, toxoplasmosis and lymphoma. The locations of the lesions approached included: lateral ventricle, basal ganglia, pulvinar/posterior thalamus and insular cortex. Post-operative imaging was assessed to determine extent of resection and extent of white matter damage along the surgical trajectory. Satisfactory resection or biopsy was obtained in all patients. “VBAS lends itself well to minimally invasive microsurgical approaches and can be used in combination with modern navigational systems. The use of navigation permits not only the creation of a smaller craniotomy but also facilitates the creation of a trajectory that provides efficient and safe means for splitting white fiber tracts,” said the authors.

•

“3D Endoscope-Assisted Transcallosal Approach to the Third Ventricle Using a Minimally Invasive Tubular Retractor System – A Feasibility Study” by Alireza Shoakazemi, Alexander I. Evins, Philip E. Stieg, Antonio Bernardo Published in J Neurol Surg B 2014; 75 - A047. Weill Cornell Medical Center. Conclusion. Though some authors have advocated the benefits of retractorless microsurgical techniques in approaching the third ventricle, the use of routine retractors and their potential complications, in some cases, cannot be avoided. An increased incidence of cortical damage has been reported in a rat model, wherein retractors were held in place for more than 15 minutes at a pressure of 20 mmHg. We found the interhemispheric 3D endoscope-assisted trancallosal approach through tubular retractors to be feasible for the management of pathologies of the third ventricle.

•

“3D Endoscopic Transtubular Anterior Petrosectomy for Petroclival Meningiomas: Assessment of Resection in Varying Tumor Volumes Utilizing a Synthetic Tumor Model” Alexander I. Evins, Alireza Shoakazemi, Justin C. Burrell, Rahul Kapoor, Philip E. Stieg, Antonio Bernardo Published J Neurol Surg B 2014; 75 - A036. Weill Cornell

Medical Center. Conclusion. The application of 3D endoscopic transtubular anterior transpetrosal approaches in the treatment of medium and large petroclival meningiomas is both feasible and effective. Despite the demonstrated efficacy on those tumor types, resection of specific giant petroclival meningiomas still necessitate the use of traditional skull base microsurgical techniques. Further clinical studies are necessary to determine potential clinical complications

Manufacturing

Vycor Medical uses sub-contract manufacturers to manufacture, package, label and sterilize its products. Lacey Manufacturing Company of Bridgeport, Connecticut manufactures 6 of the VBAS 12 different sizes, is FDA-registered and meets ISO standards and certifications. C&J Industries, Meadville PA (“C&J”) manufactured the remaining 6 of the VBAS 12 different sizes. The sub-contract agreement with C&J formally expired in 2014; Vycor Medical holds sufficient inventory for its foreseeable needs and is in discussions with selected qualified sub-contract manufacturers to replace C&J.

Intellectual Property

Patents

Vycor Medical maintains a portfolio of patent protection on its methods and apparatus for its Brain and Spine products and technology in the form of issued patents and applications, both domestically and internationally, with a total of 8 granted and 8 pending patents.

Vycor Medical’s 8 granted patents are in the China (Brain), Hong Kong (Brain), Russia (Brain), Japan (Brain and Spine) and US (Brain (2) and Spine).

Vycor Medical’s 8 pending patents are in: Canada (Brain, Spine), Europe (Brain, Spine), India (Brain, Spine), Hong Kong (Spine), US (Navigation Arm).

Trademarks

VYCOR MEDICAL is a registered trademark and VIEWSITE is a common law trademark.

Vycor Growth Strategy

Vycor Medical’s growth strategy is centered around:

1. Increasing U.S. market penetration through broader hospital coverage and targeted direct physician marketing.

Vycor Medical’s sales and marketing strategy is to penetrate a well defined target market of 3,500 neurosurgeons by trade shows, significantly increased direct marketing with VBAS samples and existing clinical data, and through its existing distributors which it is continually evaluating and upgrading as well as adding additional distributors in regions where it has little to no presence. In marketing to these hospitals and surgeons, Vycor Medical leads with those neurosurgical procedures where VBAS’ competitive advantages are most easily understood – deep seated tumors and other complicated deep procedures. The focus is both on adding new hospitals and expanding to additional surgeons in hospitals where VBAS is already approved and to expand usage to a broader range of procedures. Vycor Medical prioritizes its attention on teaching hospitals, which not only carry out more relevant procedures but also provide a natural way to drive adoption through the conversion of new surgeons.

2. Provision of more Clinical and Scientific Data supporting the products superiority over the current standard of care blade retractors and to demonstrate the products potential for cost savings.

Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption further and faster by demonstrating VBAS' superiority as a minimally invasive access system which helps VBAS move further up the hospital cost/benefit curve. To this end an animal comparative study is currently underway. This study is intended to demonstrate greater ease of access, faster surgery time and reduced tissue damage. The second area Vycor Medical will address is MRI compatibility. Increasingly, intra operative MRI is increasingly being used in neurosurgery, further playing to VBAS' competitive edge over the traditional non MRI-compatible metal blade retractor. Vycor Medical intends to commission a brief technical study so that VBAS can be formally certified as MRI compatible. Vycor Medical is also aware of two additional studies in peer-reviewed journals anticipated to be published during 2014 by the Weill Cornell Medical Center, and additional studies are also underway and should be published during 2014 and 2015.

3. International Market Growth

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. VBAS has full regulatory approvals in Australia, Canada, China, Europe (EU – Class III), Korea and Japan and is seeking or has partial regulatory approvals in Brazil, India, Russia, Taiwan and Vietnam. Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillaries that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line.

Vycor Medical has launched in the US a universal non-disposable extension arm to VBAS, as a result of surgeon feedback, which further increases the ease of use of its disposable VBAS product and, management believes, will augment VBAS adoption.

Vycor Medical has prototyped and is now implementing manufacturing of two new smaller VBAS devices that will facilitate endoscopic work within the ventricles including the placement of catheters, with particular relevance for the pediatric neurosurgical market. Vycor Medical developed this with a leading neurosurgeon and anticipates the product being available by the end of 2014.

Vycor Medical is also working on a new set of VBAS devices that will be targeted at being completely compatible with selected Image Guided Systems. Management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into the increasing trend of IGS surgery and anticipates having compatible devices finalized for production during 2014.

NovaVision, Inc.

Introduction

NovaVision provides non-invasive, computer-based vision solutions targeted at a substantial and largely un-addressed market of people who have lost their sight as a result of Stroke or Traumatic Brain Injury (neurological brain damage). NovaVision addresses a significant target market, estimated at approximately $2 billion in the U.S. and over $13 billion globally.

NovaVision has a family of therapies that both restore lost vision and address other neurologically-induced vision issues:

•

Restoration of vision: NovaVision’s VRT and Sight Science’s Neuro-Eye Therapy (NeET), aim to improve visual sensitivity. VRT delivers a series of light stimuli along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with multiple stimuli over the course of time. NeET targets deep within the blind area by repeated stimulation, allowing patients to detect objects within the blind field.

•

Compensation and Re-training: NeuroEyeCoach™ provides a complementary therapy to VRT and NeET, which re-trains ability of a patient to move their eyes, re-integrate left and right vision and to make the most of their remaining visual field.

NovaVision operates in the US through our wholly-owned subsidiary, NovaVision, Inc., in Germany through our wholly-owned subsidiary, NovaVision GmbH and in the UK through our wholly-owned subsidiary, Sight Science Limited.

NovaVision’s VRT is the only medical device aimed at the restoration of vision for neurologically induced vision loss which has FDA 510(k) clearance to be marketed in the U.S; VRT and NeET both have CE Marking for the EU and NeuroEyeCoach™ is registered in the US as a Class I 510(k) exempt device. NovaVision has 32 granted and 7 pending patents worldwide.

NovaVision’s Products

VRT and NeET

VRT and NeET are aimed at those suffering from vision loss resulting from neurological trauma such as stroke and traumatic brain injury (TBI). It is estimated that approximately 16% of these patients experience a visual field deficit, reducing mobility and other activities of daily living. NovaVision’s VRT and NeET target market is this subset of patients who have suffered a visual field deficit.

Both VRT and NeET work on the basis that repeated stimulation of the blind or transition areas by either bright patches of light (VRT) or the specific spatial patterns (NeET) which can lead to increases in sensitivity of the blind areas. Patients progress after VRT appears to be initiated at the blind and sighted borders whereas NeET results in changes deep within the blind field. Both therapies are able to demonstrate improvements in both visual sensitivity and activities of daily living. The Company believes that these therapies are complementary.

VRT and NeET are patient-specific diagnostic and therapeutic platforms with extensive clinical data supporting their ability to increase a patient’s visual field. The diagnostic algorithm first maps the visual field and defines the areas of defect in patients suffering vision loss. The therapeutic algorithm is then specifically designed for each patient based upon the results of the diagnostic program and it repetitively challenges the visual cortex with thousands of stimuli over the course of time. The therapies are delivered through a computer device in the patient’s home and are generally performed over a four to six month period, twice a day for approximately an hour total, six days a week.

With VRT therapy, the patient first focuses on a fixation point on a display screen. Then, a series of light stimuli are presented along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with thousands of stimuli over the course of time. With NeET, the patient responds to the images that appear on the screen, initially in the border area of the patient’s visual field loss and over time deeper within the damaged field of vision.

Vycor acquired NovaVision at the end of 2010. While its VRT was clinically supported to be effective, was underpinned by 15 years of clinical research and 20 studies evidencing that 70% of patients benefited from the therapy further development was required in order: to ensure that all patients received benefit; to make it cost effective and affordable; and to make it scalable. As not all patients benefit from VRT, management concluded that a new complementary eye training therapy should be introduced into the NovaVision therapy suite to provide broader benefits to patients than the delivery of VRT on its own, and has recently soft-launched NeuroEyeCoach™ in the U.S.

NeuroEyeCoach™

NovaVision’s recently soft-launched NeuroEyeCoach™ in the U.S. This is also a computer based program providing eye-movement training to those who have suffered a visual field loss as a result of neurological.

The program is supported by more than four decades of scientific findings and was developed as collaboration between NovaVision and Josef Zihl, a NovaVision Scientific Advisor who is a world thought leader in saccadic training and the pioneer of this computer based training technique. The program is designed to result in a meaningful improvement in the patients visual search performance resulting in improvements in their navigation and object finding skills. Given that NeuroEyeCoach™ addresses the patients difficulty with their eye movements and their ability to integrate visual information while VRT and NeET focuses on the restoration of lost vision the two therapy types are highly complementary.

NeuroEyeCoach™ is delivered to patients’ computers in their homes and also provided as a clinic-based version to enable healthcare professionals to provide the therapy to patients under supervision. NovaVision has commenced marketing NeuroEyeCoach™ as a standalone therapy; in addition to benefitting patients in VRT’s target market, those suffering non-permanent defects or those otherwise unsuited to VRT can benefit from NeuroEyeCoach™. Upon completion of the VRT web based development it will be marketed with NeuroEyeCoach™ in one therapy suite providing broad benefits to all patients.

The Market For NovaVision’s Therapies

The market for NovaVision’s therapies comprises those suffering from vision loss resulting from neurological trauma such as Stroke and Traumatic Brain Injury (TBI). The U.S. Centers for Disease Control (CDC) estimates there are 8 million Americans who have previously had a stroke incident, with 740,000 additional cases occurring annually. Additionally, approximately 5.3 million Americans live with long-term effects of a TBI. Based on published reports of industry specialists, A. Pambakian and C. Kennard, it is estimated that approximately 30% experience some visual impediment and 16% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living. The target market for NeET and VRT is this 16% subset of patients who have suffered a permanent visual field deficit. Management estimates that the addressable target market is approximately 1.5 million people in the US, approximately 1.4 million people in Europe and approximately 6.4 million people throughout the rest of the world. The market potential is further increased by the introduction of NeuroEyeCoach™ which addresses all 30% of patients who experience visual impediments and therefore adds an additional 3.6m people in the US and Europe and 8m in the rest of the world.

Competition

NovaVision provides restitution or restoration therapies (with VRT and NeET) and compensation or saccadic therapies (with NeuroEyeCoach™) for those suffering neurologically-induced vision loss. The other therapy type for this condition is substitution (optical aids such as prisms) and is not considered by NovaVision as competition.

In restitution, competition has been reduced through NovaVision’s acquisition of Sight Science and really only leaves two small companies, Teltra and Visiontrainer in Germany. Within compensation, competitors include RevitalVision, PositScience, Rehacom and NVT Systems.

Clinical Data

VRT

NovaVision has accumulated significant amounts of clinical data as a result of company-sponsored trials as well as studies conducted by independent third parties, of which some of the key findings can be summarized as:

•

Approximately 70% of patients experience positive outcome reflected by an increase in their visual field and studies have indicated an average increase of 4.9 degrees (Mueller I, Mast H, Sabel BA (2007), Romano JG 2008).

•

Elapsed time since injury does not seem to impact VRT and NeET therapies success. Therefore, a large historical backlog of patients can potentially be treated (Romano JG, Schulz P, Kenkel S, Todd DP (2008)).

•	Improvements are permanent and do not appear to be age or gender dependent.
•	Age at the onset of the injury is not a critical factor, allowing access to the therapy by both young and older adults with brain injuries (Romano JG, Schulz P, Kenkel S, Todd DP (2008)).

NeuroEyeCoach

The PC-based treatment approach was originally developed by Prof. Zihl (1988, 1990) and has since been used with various modifications in 14 studies on a total of 591 patients with homonymous visual field loss and persistent visual disabilities.

The main outcome is a significant improvement in visual search performance accompanied by more efficient oculomotor strategies, and a reduction in visual disability as assessed with standardized questionnaires and behavioral measures. The efficacy of this treatment approach for the improvement of visual overview and visual exploration is superior to practice with reading (Schuett et al., 2012), non-specific visual training (Roth et al., 2009), standard occupational therapy (Mödden et al., 2012) or counseling with regards to coping strategies (Zihl, 2011). Importantly, time since brain injury (Zihl, 2011) and age of hemianopic patients (Schuett & Zihl, 2012) do not play a significant role for the treatment effect. In conclusion, there is convincing scientific empirical evidence for the efficacy of the visual search treatment method. It is important to note, that visual field borders did not change after the treatment, indicating that visual search training represents a compensatory technique and not a restorative approach.

Intellectual Property

Patents

NovaVision maintains a portfolio of patent protection on its methods and apparatus in the form of issued patents and applications, both domestically and internationally, with a total of 32 granted and 8 pending patents (including Sight Science).

NovaVision’s 32 granted patents are in the U.S. (13), Canada (3), Europe (7), Australia (2), China (2), Hong Kong (1), Singapore (1), India (1) and Japan (2).

NovaVision’s 7 pending patents are in Canada (2) and Europe (5).

Trademarks

NovaVision maintains a portfolio of registered trademarks for NOVAVISION, NOVAVISION VRT and VRT VISION RESTORATION THERAPY amongst others, both in the US and internationally.

NovaVision’s Growth Strategy

Prior to Vycor’s acquisition in late 2010, NovaVision previous management had already invested more than $50 million largely on developing the business’s core VRT therapy, gaining significant patent protection and validating the therapy through significant clinical research.

While its VRT was clinically supported to be effective, being underpinned by 15 years of clinical research and 20 studies evidencing that 70% of patients benefited from the therapy, further development was required in order to: ensure that all patients received a benefit; to make it cost effective and affordable; and to make it scalable.

Following the acquisition, Vycor put in place a world class Scientific Advisory Board and acquired Sight Science in the UK, NovaVision’s only sizeable competitor, thereby also gaining a highly regarded Chief Scientific Officer. Leveraging this scientific team, NovaVision’s strategy is centered around driving the adoption of its therapies, through:

1. Reduced Cost and Greater scalability; enabled by a completely new therapy delivery mechanism moving away from hardware based to an asset light software solution allowing significant cost savings, which will be passed onto the patients. This different delivery mechanism and significant business process streamlining of currently largely manual tasks will enable NovaVision to provide an affordable and much more scalable therapy and thus be in a position to service a much larger number of patients.

2. Introduction of a new therapy module into the NovaVision’s overall visual rehabilitation therapy regime that will provide additional functional benefits to patients who undergo the regime. This new therapy program, NeuroEyeCoach™, is a saccadic training program which is highly complementary to VRT and will ensure that patients will receive greater benefit from the overall NovaVision therapy regime. NeuroEyeCoach™ is internet-delivered and is targeted at the same patients as VRT. Stroke patients, in addition to losing their sight, typically also have difficulty moving their eyes and integrating visual information. These conditions lead patients to need specific re-training to make effective use of their eyes and get the most out of their remaining vision. NeuroEyeCoach™ will be sold as a standalone therapy; in addition to benefitting VRT patients, those suffering non-permanent defects or those otherwise unsuited to VRT can benefit from NeuroEyeCoach™. Upon completion of the VRT web based development it will be marketed with NeuroEyeCoach™ in one therapy suite providing broader benefit to patients.

3. New Potential Licensing model targeted at Rehabilitation Centers. Management is also in the advanced stages of exploring a licensing model under which NovaVision would license a diagnostic-only VRT device to a rehabilitation center for a monthly fee. The center, be it in-patient or out-patient, would be able to efficiently screen its patients on their own for visual field deficits. NovaVision would receive licensing fees and benefit from incremental patient flow from center referrals.

OTHER

Employees

We currently have 17 employees.

Websites

The Company operates websites at www.vycormedical.com, www.novavision.com, www.neuroeyecoach.com and www.sightscience.com

LEGAL PROCEEDINGS

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of May 23, 2014, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements.

DESCRIPTION OF PROPERTY

The Company leases approximately 10,000 sq. ft located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month.  The term of the lease is 5 years and 6 months terminating July 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the years ended December 31, 2013 and 2012 and the three month periods ended March 31, 2014 and 2013 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form S-1.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Critical Accounting Policies and Estimates

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimated.  To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected.  Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrant included in the determination of debt discounts and share based compensation.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Cash balances may at times exceed the FDIC insured limits. Cash also includes a US investment account in a money market backed by government securities up to 105% of the account balance. The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.   Included within cash are deposits paid by patients, held by the Company until the patient returns the VRT device at the end of therapy. At December 31, 2013 and 2012 patient deposits amounted to $25,467 and $35,000, respectively, and are reserved against in Other Current Liabilities.

Fixed assets

The Company records fixed assets at cost and calculates depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be between three and seven years. Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized

Income taxes

The Company accounts for income taxes in accordance with the current authoritative guidance.  Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Valuation allowances are established, when it is more likely than not that such benefit will not be realized.

Patents and Other Intangible Assets

The Company capitalizes legal and related costs associated with the establishment and enhancement of patents for its products once patents have been applied for. Costs associated with the development of the patented item or processes are charged to research and development costs as incurred. The capitalized costs are amortized over the life of the patent. The Company reviews intangible assets on an annual in accordance with the authoritative guidance. Trademarks have an indefinite life and are reviewed annually by management for impairment in accordance with the authoritative guidance.

Software Development Costs

The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage.  Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, diagnostic software, medical devices, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision recognizes revenue for providing the vision restoration therapy as the Company’s work effort is expended. NovaVision provides vision restoration therapy directly to patients.  The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and U.K. and 10 months in Germany. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period.  Patient therapy is restricted to being completed by a patient within a specified time frame.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Accounts Receivable

The Company’s accounts receivable are due from the hospitals and distributors in the case of Vycor Medical, and from patients directly therapy or physicians for diagnostic products in the case of NovaVision.  Accounts receivable are due once products have been delivered or at the time the therapy is initiated; however, for NovaVision therapy patients sometimes credit is extended through various payment plans based on individual financial conditions, generally not to exceed the 9 or 10 month therapy period.  The outstanding balances are stated net of an allowance for doubtful accounts.  The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, and the customer’s ability to pay its obligations.  The Company writes off accounts receivable when they become uncollectible.

Inventory

Inventories are comprised of Vycor Medical VBAS devices, components ancillary to NovaVision’s medical device provided to patients and centers and diagnostic products, and are stated at the lower of cost or market, determined under the first-in, first-out method.  The inventory is charged to cost of revenue at the time that a device is shipped to a customer or patient.

Foreign Currency

The Euro is the local currency of the country in which NovaVision GmbH conducts its operations and is considered the functional currency of this entity; the GB Pound is the local currency of the country in which Sight Science Limited conducts its operations and is considered the functional currency of this entity.  All balance sheet amounts are translated to U.S. dollars using the U.S. exchange rate at the balance sheet date except for the equity section which is translated at historical rates.  Operating statement amounts are translated using an average exchange rate for the period of operations.  Foreign currency translation effects are accumulated as part of the accumulated other comprehensive income (loss) and included in shareholders’ (deficit) in the accompanying Consolidated Balance Sheet.

Educational marketing and advertising expenses

The Company may incur costs for the education of customers on the uses and benefits of its products. The Company will include education, marketing and advertising expense as a component of selling, general and administrative costs as such costs are incurred.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

Revenue and Gross Margin:

	2013	2012	% Change
Revenue:
Vycor Medical	$724,367	$770,676	(6)%
NovaVision	$365,007	$434,587	(16)%
Total Revenue	$1,089,374	$1,205,263	(10)%
Gross Profit
Vycor Medical	$628,839	$668,729	(6)%
NovaVision	$306,703	$357,004	(14)%
Total Gross Profit	$935,542	$1,025,733	(9)%

Vycor Medical recorded revenue of $724,367 from the sale of its products for the year ended December 31, 2013, a decrease of $46,309 from 2012. Management believes that a decline in sales during February 2013 may have partially been the result of the posting by the FDA in late January 2013 of a Class 1 classification to the recall which the Company had completed in November 2012, and which created some short-term customer instability. Notwithstanding, for the period commencing March 1, 2013 and continuing through December 2013, Vycor Medical's sales returned to pre-February 2013 levels. Gross margin of 87% was achieved in 2013 and 2012.

NovaVision recorded revenues of $365,007 for the year ended December 31, 2013, a decrease of $69,581 from 2012, and gross margin of 82%, compared to 87% for 2012. $10,730 of the revenue decrease was due to the sale of HMP-200 units in 2012, a legacy pre-acquisition product; NovaVision has ceased sales of this unit pending further development. NovaVision’s therapy suite has been undergoing significant development to: substantially reduce costs of delivery; as a result drive down the price of VRT therapy to make it affordable; streamline business processes to make the therapy scalable; add a new saccadic program to broaden the range of benefits to patients from the therapy suite. As a result the Company is not intensively marketing its existing VRT program model and this, together with NovaVision’s intense focus on development particularly in the second half of 2013, impacted revenues.

Research and Development Expense:

Research and development expenses were $53,451 in 2013 compared to $126,042 for 2012. The expense reduction partly reflects the capitalization of costs related to NeuroEyeCoach once it passed commercial feasibility.

General and Administrative Expenses:

General and administrative expenses decreased by $599,963 to $2,813,041 in 2013 from $3,413,004 in 2012. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for 2013 was $450,447, an increase of $153,443 over $297,004 in 2012. Also included within General and Administrative Expenses are Sales Commissions, which increased by $15,849 to $90,552 reflecting higher levels of sales.

The remaining General and Administrative decrease of $769,255 reflects: reduced investor relations, public relations and related costs, including video production ($100,239); reduced scientific advisory costs, in part due to capitalization costs related to NeuroEyeCoach once it passed commercial feasibility ($96,529); reduced professional and consulting fees ($32,848); reduced legal costs including patent ($25,753); reduced premises costs ($71,363); reduced payroll costs ($382,071); reduced sales, marketing and travel costs ($65,741); and increased other costs ($5,289). The reduced payroll cost is as a result of the outsourcing of software development activities, the reassignment of executive responsibilities and general rationalization and staffing efficiency improvements.

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Related Party Interest expense for 2013 increased by $44,132 to $131,400 from $87,268 for 2012. Other Interest expense for 2013 increased by $9,234 to $59,897 from $50,663 for 2012.

.

Liquidity and Capital Resources

Liquidity

The following table shows cash flow and liquidity data for the periods ended December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012	$ Change
Cash	$31,303	$59,821	$(28,518)
Accounts receivable, inventory and other current assets	$627,649	$863,957	$(236.308)
Total current liabilities	$(5,430,493)	$(4,018,810)	$(1,411,684)
Working capital (deficit)	$(4,771,541)	$(3,095,032)	$(1,676,510)
Cash provided by financing activities	$1,089,071	$728,368	$360,703

As of December 31, 2013 we had $31,303 cash, a working capital deficit of $4,771,541 and an accumulated deficit of $17,032,405. The Stockholders’ deficit at December 31, 2013 was $3,315,243, compared to a deficit of $1,457,649 at December 31, 2012, a change of $1,857,594.  Debt at December 31, 2013 was $2,951,742 compared to $2,195,502 at December 31, 2012.

Comparison of the Three Months Ended March 31, 2014 to the Three Months Ended March 31, 2013

Revenue and Gross Margin:

	2014	2013	% Change
Revenue:
Vycor Medical	$263,711	$130,665	102%
NovaVision	94,411	101,009	(7)%
Total Revenue	$358,122	$231,674	55%
Gross Profit
Vycor Medical	$233,408	$116,279	101%
NovaVision	81,757	85,377	(4)%
Total Gross Profit	$315,165	$201,656	56%

Vycor Medical recorded revenue of $263,711 from the sale of its products in for the three months ended March 31, 2014, an increase of $133,046, or 102%, over the same period in 2013, reflecting increased activity in the US and internationally. Gross margin of 89% was achieved in both 2014 and 2013.

NovaVision recorded revenues of $94,411 for the three months ended March 31, 2014, a decrease of $6,598 over the same period in 2013, and gross margin of 87%, compared to 85% for the same period in 2013. NovaVision’s therapy suite has been undergoing significant development to: substantially reduce costs of delivery; as a result drive down the price of VRT therapy to make it affordable; streamline business processes to make the therapy scalable; add a new saccadic program to broaden the range of benefits to patients from the therapy suite. As a result the Company is not intensively marketing its existing VRT program model and this, together with NovaVision’s intense focus on development particularly, impacted revenues.

Research and Development Expense:

Research and development (“R&D”) expenses were $15,356 for the three months ended March 31, 2014, as compared to $31,350 for the same period in 2013. The expense reduction partly reflects the capitalization of costs related to NeuroEyeCoach and VRT. Capitalized software development costs for the three months ended March 31, 2014 and 2013 were $29,633 and $0, respectively. During the period the Company’s VRT 7.0 program completed the preliminary project stage, following which there was a capitalization of $8,171 of software development costs. Additional costs of $21,463 were capitalized for the Company’s NeuroEyeCoach program prior to being brought into service in March 2014 with a total capitalized value of $119,106.

General and Administrative Expenses:

General and administrative expenses increased by $514,594 to $1,198,252 for the three months ended March 31, 2014 from $683,658 for the same period in 2013. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for the three months ended March 31, 2014 was $168,655, an increase of $80,530 over $88,125 in 2013. Also included within General and Administrative Expenses are Sales Commissions, which increased by $18,718 to $46,383. The remaining General and Administrative expenses increased by $415,346 from $567,868 to $983,214, of which the Offering costs comprised $444,539.

An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
Offering costs	$444,539	$ -
Investor relations costs	(790)	26,532
Board, financial and scientific advisory	(131,167)	53,998
Legal, professional and other consulting	49,338	-
Sales, marketing and travel	19,075	-
Payroll	16,260	-
Other	18,091	-
Total change	$415,346	$80,530

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Related Party Interest expense for the three months ended March 31, 2014 increased by $4,862 to $33,829 from $28,867 for 2013. Other Interest expense for 2014 increased by $368 to $14,294 from $13,926 for 2013.

Liquidity and Capital Resources

Liquidity

The following table shows cash flow and liquidity data for the periods ended March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013	$ Change
Cash	$2,707,089	$31,303	$2,675,786
Accounts receivable, inventory and other current assets	$755,428	$627,649	$127,779
Total current liabilities	$(2,710,183)	$(5,430,493)	$2,720,310
Working capital/(deficit)	$752,334	$(4,771,541)	$5,523,875
Cash provided by financing activities	$3,845,223	$1,089,071	$2,756,152

In January to March 2014 the Company held four separate closings (the “Closings”) of the sale of $4,070,140 in Units under the Private Placement. These Closings raised net proceeds, after expenses, of $3,638,651. As of March 31, 2014 we had $2,707,089 cash, working capital of $752,334 and an accumulated deficit of $17,820,415. Total Stockholders’ Deficit at March 31, 2014 was $247,332.  Total current debt at March 31, 2014, included in working capital above, was $328,338. Long-term debt at March 2014 was $2,398,487.

Effective May 15, 2014 the Company and the Investors entered into the Waivers under which the investors agreed to waive their anti-dilution rights in consideration of the Company’s agreement not to sell any securities at a price below $2.05 within the same one-year period (described in more detail in Description of the Securities To Be Offered above). As a result of the Waivers received as of May 23, 2014 the Company is no longer required to record the Series A Warrants and Placement Agent Warrants (“Warrants”) as a derivative liability in respect of the actual number of Warrants for which the Waivers have been executed. On an adjusted basis, taking received Waivers as of May 23, 2014 into account, as of March 31, 2014 Working Capital was $2,217,260 and total Stockholders’ Equity was $1,217,595.

On April 25, 2014 the Company held a final closing of the Private Placement of $929,860 in Units raising net proceeds of $837,190 which was added to adjusted Working Capital and adjusted Shareholders Equity.

Off-Balance Sheet Arrangements

As of December 31, 2013 and March 31, 2014, we had no off-balance sheet arrangements.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" suggesting that companies provide additional disclosure and commentary on their most critical accounting policies.  In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. See “Uses of estimates in the preparation of financial statements” above.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

Set forth below is certain biographical information concerning our current executive officers and directors. We currently have two executive officers as described below.

Directors and Executive Officers	Position/Title	Age
Peter C. Zachariou	Chief Executive Officer and a Director	52
David Marc Cantor	President and a Director	47
Adrian Christopher Liddell	Chairman of the Board and a Director	55
Steven Girgenti	Director	68
Oscar Bronsther, M.D.	Director	61
Lowell Rush	Director	57
Pascale Mangiardi	Director	41

Peter C. Zachariou, 52, was appointed a Director of the Company in May 2010, Executive Vice President in September 2010 and Chief Executive Officer on January 2, 2014. He is an investment manager for Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. For the past 20 years, Mr. Zachariou has been an active investor in a variety of companies and industries, both public and private, specializing in workouts and capital formation.  Mr. Zachariou's investments and activities have predominantly been in U.S. emerging and growth companies across a broad range of industry sectors.  He has also been proprietor and operator of several businesses in the U.K. and U.S. in the manufacturing, retail and leisure industries.

David Marc Cantor, 47, has been President of the Company since September 2010 and a Director since January 2010.  He is an investment manager of Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies across a broad range of sectors.  Mr. Cantor has over 22 years experience in Investment Banking with a focus on Mergers and Acquisitions and Equity Capital Raisings. Prior to Fountainhead from 2001 – 2005 he was at Citigroup Capital Markets where he was Co-head of its European Business Development Group and subsequently European Head of its Diversified Industrials and Aerospace activities. Prior to Citigroup he was a Managing Director in M&A at Donaldson Lufkin & Jenrette and worked at Lehman Brothers both in New York and London in both the Equity Capital and M&A groups. Mr. Cantor has a BSc with Honours from City Business School, London.

Adrian Christopher Liddell, 55, has been Chairman of the Board and a Director of the Company since January 2010, and serves as the Company’s CFO.  He is an advisor to Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. Mr. Liddell has 30 years of strategic, corporate and financial advisory and company investment. From 2003-2006, Mr. Liddell was an investment advisor at Phoenix Equity Partners, a European private equity fund. From 1998 to 2003, Mr. Liddell served as Managing Director, Mergers & Acquisitions at Donaldson Lufkin & Jenrette and then Citigroup in London. From 1984 to 1998, Mr. Liddell held various positions at Samuel Montagu & Co, Lehman Brothers and Erik Penser Corporate Finance in London. Mr. Liddell qualified as a Chartered Accountant in 1984 and holds an MA from Christ’s College, Cambridge University.

Steven Girgenti, 68, has been a director since November 2008 and is Chairman of the Nominating and Governance Committee and of the Compensation Committee.  He is presently the Managing Partner of Medi-Pharm Consulting, LLC providing strategic services to a number of medical device, pharmaceutical and diagnostic businesses.  Steve was formerly President, CEO, Director and Co-Founder of DermWorx, a specialty pharmaceutical company dedicated to solutions for dermatological conditions. Steve was also the Worldwide Chairman of Ogilvy Healthworld, a leading global healthcare communications network with 55 offices in 36 countries.  The network has more than 1,000 brand assignments from nearly 200 clients worldwide, providing strategic marketing and communications services to many of the world's leading healthcare companies.  Mr. Girgenti founded Healthworld in

1986 and, under his leadership, the company made numerous acquisitions to expand and diversify the business.  Healthworld went public in 1997.  In 1998, and again in 1999, Business Week named Healthworld one of the "Best Small Corporations in America".  In 1999, Forbes listed Healthworld as one of the "200 Best Small Companies".  Mr. Girgenti was recognized as "Entrepreneur of the Year" by NASDAQ in 1999, and was named Med Ad News' first "Medical Advertising Man of the Year" in 2000.  In 2010 he was inducted into the Medical Advertising Hall of Fame. In addition to Vycor Medical, Mr. Girgenti is a Director of bioAffinity Technologies, Inc. and has served as a Director of Burren Pharmaceuticals and Pharmacon International.  He is also Vice Chairman of the Board of Governors for the Mt. Sinai Hospital Prostate Disease and Research Center in New York City, and is on the Board of Directors for Jack Martin Fund, a Mt. Sinai Hospital affiliated charitable organization devoted to pediatric oncology research.  He graduated from Columbia University and has worked in the pharmaceutical industry since 1968 for companies such as Bristol-Myers Squibb, Carter Wallace and DuPont, as well as advertising agencies that specialize in healthcare. During his career, Steve has held positions in marketing research, product management, new product planning and commercial development.

Oscar Bronsther, M.D., F.A.C.S, 61, has been a director since November 2011. Dr. Bronsther is Chief Executive Officer of MetaStat, Inc. (OTCBB: MTST), a development stage life sciences company that develops and commercializes diagnostic products and novel therapeutics for the early and reliable prediction and treatment of systemic metastasisis. Dr Bronsther is also currently Clinical Professor at George Washington University, Washington, DC and has served in that capacity since 2002.  He had previously served as an Associate Professor at the University of Rochester, Rochester, NY (1994-2001), University of Pittsburgh, Pittsburgh, PA (1989-1994) and University of California San Diego (1984), and Chairman, Section of General Surgery at Inova Fairfax Hospital.  Since 2002, he has served as a Board Member, National Board Member and Director of Transplant Services of Kaiser Permanente Medical Group.  Dr. Bronsther is a graduate of the University of Rochester (B.A. 1973) and Downstate Medical Center, Brooklyn, N.Y. (M.D. 1978).  He did post-graduate work at Downstate Medical Center (Research Assistant 1975; Kidney Transplant Fellowship 1983-1984), Mount Sinai Medical Center, New York, N.Y (Residency 1978-1983) and Children’s Hospital Medical Center, Boston, MA (Research Fellowship 1980-1981). He resides in Potomac, MD.

Lowell Rush, 57, was appointed a Director in April 2013 and is Chairman of the Audit Committee. Mr. Rush has extensive experience in financial management and operational development, and since December 2013 has been Chief Financial Officer of Ft. Lauderdale-based Direct Insite Corp (OTCQB:DIRI)., a leading provider of cloud-based e-invoicing solutions. Previously, he was Chief Operating Officer of Miami-based Cosmetic Dermatology, Inc., and held positions as: CFO of Bijoux Terner, LLC (2008-2010); CFO of Little Switzerland, Inc. (2006-2008); and VP Sales Operations of Rewards Network, Inc. He is a CPA with an MBA in International Business, who has also held financial management roles at multi-national companies Sunglass Hut International, Burger King Corporation and Knight-Ridder, Inc. He began his career with the accounting firms Ernst & Young and Deloitte & Touche.

Pascale Mangiardi, 41, has been our director since October 2007. She is presently the founder and President of Rougemont Management Services LLC. From 2002-2006, she was a financial officer for John R. Mangiardi, MD, PC and from 2001 - 2002, she was the Assistant CEO at Hirslanden-Group Management AG, Zurich. Ms. Mangiardi holds a Diploma from the Swiss Business Administration School.

All of our directors hold office until the next annual meeting of stockholders and until their respective successors have been elected or qualified. Officers serve at the discretion of the board of directors. There are no family relationships among our directors or executive officers. There is no arrangement or understanding between or among our officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors.

None of our directors and executive officers have during the past five years:

•	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;
•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;
•

been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

•

or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Our Company has three committees of its Board of Directors—(a) a Nominating and Governance Committee (b) a Management Compensation Committee and (c) an Audit Committee.  The Board of Directors has approved charters for each committee. Steven Girgenti is Chairman of the Nominating and Governance Committee and the Management Compensation Committee, and Lowell Rush is a member. Lowell Rush is Chairman of the Audit Committee and Steven Girgenti and Adrian Liddell are members. The Committees are intended to operate consistent with applicable NASDAQ governance requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

There are no family relationships between our officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

At the date of this prospectus, the Company is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Identification of Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Corporate Code of Conduct and Ethics

On September 25, 2007, the Company adopted a Code of Conduct and Ethics applicable to the Board of Directors, management and all employees of the Company.

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended December 31, 2013 and 2012, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended December 31, 2013 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as an executive officer as of the end of our last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Kenneth T. Coviello	2013	$—	—	—	—	—	—	—	—
(Chief Executive Officer*)	2012	$115,817	$70,643						$186,460
Richard P. Denness	2013	$—	—	—	—	—	—	—	—
(Chief Executive Officer**)	2012	$57,500	—		—		—	—	$57,500
David Cantor	2013	$—	—	—	—	—	—	—	—
(President)	2012	$—	—	—	—	—	—	—	—

*Resigned effective August 3, 2012

**Resigned effective December 31, 2012

OUTSTANDING EQUITY AWARDS

Grants of Plan-Based Awards

Initial grants under the 2008 Stock Plan were to Kenneth T. Coviello and Heather N. Vinas of options to purchase 1,000,000 shares in the aggregate. There were no option exercises by or stock vested any holder in fiscal 2013 or 2012. Following the resignation of Heather N. Vinas, 1,111 options were cancelled.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Kenneth T. Coviello	2/15/2008		-	3,334	$20.25	2/12/2018

Heather N. Vinas	2/15/2008		-	2,223	$20.25	2/12/2018

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	6,667	$20.25	17,676
Equity compensation plans not approved by security holders	3,333	28.50	–
Total	7,000	$20.70	17,676

(1)     As of December 31, 2013

Warrants Issued to Management

Name	Grant Date	Number of Securities Underlying Unexercised Exercisable Warrants	Number of Securities Underlying Unexercised Exercisable Warrants	Warrant Exercise Price ($)	Warrant Expiration Date
None

Total

Employment Agreements

Effective as of January 2, 2014 (the “Effective Date”), the Company entered into separate, but largely identical Employment Agreements with Messrs. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor President of the Company. Each of the aforementioned Employment Agreements provides for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersedes any prior employment agreements or arrangements between the respective parties.

Compensation of Directors

Each of our independent directors is entitled to receive $5,000 in cash or stock at the option of the company per quarter. No other directors of the Company receive compensation for their service to the Company other than described under Employment Agreements above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of May 23, 2014.  Unless noted, the address for the following beneficial owners and management is 6401 Congress Ave., Suite 140, Boca Raton, FL 33487.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Common Stock	Steven Girgenti	33,613	*
Common Stock	Oscar Bronsther, M.D	20,960	*
Common Stock	Lowell Rush	6,834	*
Common Stock	Pascale Mangiardi	—	0.00%
Common Stock	Adrian Liddell	—	0.00%
Common Stock	David Cantor	—	0.00%
Common Stock	Peter Zachariou	—	0.00%
Common Stock	All executive officers and directors as a group	61,407	*
Common Stock	Fountainhead Capital Management Limited (3)	4,345,752	40.60%

*       Less than 1%

(1)

In determining beneficial ownership of our common stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of debentures, warrants and options which may be acquired within 60 days. In determining the percent of common stock owned by a person or entity on May 23, 2014, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which the beneficial ownership may acquire within 60 days of exercise of debentures, warrants and options, and (b) the denominator is the sum of (i) the total shares of that class outstanding on May 23, 2014 (10,703,494 shares of common stock) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the debentures, warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)

In addition, in determining the percent of common stock owned by a person or entity on May 23, 2014, (a) the numerator is the number of shares of the class beneficially owned by such person and includes shares which the beneficial owner may acquire within 60 days upon conversion or exercise of a derivative security, and (b) the denominator is the sum of (i) the shares of that class outstanding on May 23, 2014 (10,703,494 shares of common stock) and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of a derivative security within such 60 day period. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)

The address of Fountainhead Capital Management Limited is Portman House, Hue Street, St. Helier, Jersey JB4 5RP.  Carole Dodge, for and on behalf of Berwin Limited, and Eileen O’Shea, for and on behalf of Moulton Limited, in their capacity as corporate directors of Fountainhead Capital Management Limited, hold voting and dispositive power over shares of the Company’s Common Stock held by Fountainhead Capital Management Limited.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

During July 2012, the Company issued unsecured, subordinated loan notes to Fountainhead for a total of $100,000. The loan notes are subordinated to the Company’s secured debentures, bear interest at a rate of 6% are due on demand or by July 9, 2013.

During January to December 2013, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $415,744; to Peter Zachariou, a director of the Company, for a total of $210,000; and to David Cantor, a director of the Company, for a total of $15,000. The loan notes are subordinated to the Company’s secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

During April to September 2013, Fountainhead Capital Management sold 177,439 warrants to purchase Vycor Common Stock at an exercise price of $1.88 per share. These warrants were granted to Fountainhead by the Company in February 2010 and were sold by Fountainhead to 7 investors at a price of $0.10 per warrant. The warrants were immediately exercised by the investors.

Under the terms of the Private Placement, there were certain agreements with Related Parties:

(a)

Debt Amendment and Repayment.   Fountainhead and Peter Zachariou agreed to extend the maturity of all of the Company’s debt obligations due to them due to as of August 9, 2013 (aggregating $2,247,037) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions.  Fountainhead and Peter Zachariou further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing. During January and February 2014, also under the terms of the Offering, debt obligations arising since August 9, 2013 were repaid as follows: Fountainhead - $91,519; Peter Zachariou - $20,000; David Cantor - $15,000.

(b)

Employment of Chief Executive Officer and Employment Agreements.  Effective as of January 2, 2014, our board of directors appointed Peter C. Zachariou, our Executive Vice President, to the additional role as the Company’s Chief Executive Officer. Also effective as of the January 2, 2014 the Company entered into separate, but largely identical Employment Agreements with Mr. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor. The aforementioned Employment Agreements provide for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersedes any prior employment agreements or arrangements between the respective parties.

(c)

Amendment to Consulting Agreement.  Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to the date which is one (1) year following the date of the Initial Closing.  As of the date of the Amendment, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder accrued or payable in Company Common Stock until the occurrence of specified milestones.

(d)

Conversion Agreement.  Effective as of January 2, 2014, the Company and Fountainhead entered into a Conversion Agreement whereby Fountainhead agreed to convert all amounts accrued as of the date of the Initial Closing into an investment in that amount in the Offering.  Pursuant to the terms of this agreement, Fountainhead converted $1,426,542 of accrued consulting fees into the Units. Effective May 15, 2014 Fountainhead entered into an Amendment and Waiver Agreement to waive their anti-dilution rights on the Series A Warrants received in respect of this conversion (which arose in the event the Company sold securities at a price below $2.05 within one year of the date that the initial Registration Statement has been declared effective by the SEC) in consideration of the Company’s agreement not to sell any securities at a price below $2.05 within such one-year period.

On March 31 2014, in accordance with the terms the Consulting Agreement, the Company issued 6,276 shares of Common Stock (valued at $15,000) to Fountainhead.

Other

The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

Director Independence

The Company has four “independent” directors within the meaning of Nasdaq Marketplace Rule 4200—Steven Girgenti, Lowell Rush, Pascale Mangiardi and Oscar Bronsther, M.D.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2013 and December 31, 2012 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co P.C., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

The Company does not elect to incorporate any material by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

Our consolidated financial statements are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Index to Financial Statements

Fiscal years ended December 31, 2013 and December 31, 2012 (audited)
Three months ended March 31, 2014 and March 31, 2013 (unaudited).

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
Vycor Medical Inc. and Subsidiaries
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Vycor Medical Inc. and Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vycor Medical Inc. and Subsidiaries as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Hackensack, New Jersey
April 7, 2014

VYCOR MEDICAL, INC.
Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS

Current Assets
Cash	$31,303	$59,821
Trade accounts receivable, net of allowance for doubtful accounts of $6,474 and $2,754	212,660	144,347
Inventory	206,926	290,508
Prepaid expenses and other current assets	208,063	429,102
Total Current Assets	658,952	923,778

Fixed assets, net	706,197	827,389

Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	444,095	502,895
Website, net of accumulated amortization	1,680	2,772
Security deposits	53,169	53,169
Total Intangible and Other assets	750,101	809,993

TOTAL ASSETS	$2,115,250	$2,561,160

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities
Accounts payable	$254,024	$187,789
Accrued interest: Related Party	238,299	107,176
Accrued interest: Other	147,984	87,962
Accrued liabilities	1,776,867	1,198,463
Other current liabilities	61,576	241,918
Notes payable: Related Party	2,373,556	1,732,812
Notes payable: Other	578,186	462,690

TOTAL CURRENT AND TOTAL LIABILITIES	5,430,492	4,018,810

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 16.2 and 39.3 issued and outstanding as at December 31, 2013 and 2012 respectively	$1	$1
Common Stock, $0.0001 par value, 25,000,000 shares authorized at December 31, 2013 and 2012, 6,757,225 and 6,020,555 shares issued and outstanding at December 31, 2013 and 2012 respectively	675	602
Additional Paid-in Capital	13,762,689	13,141,489
Treasury Stock (103,334 and 68,889 shares of Common Stock as at December 31, 2013 and 2012 respectively, at cost)	(1,033)	(1,033)
Accumulated Deficit	(17,032,405)	(14,587,914)
Accumulated Other Comprehensive Income	(45,170)	(10,795)
Total Stockholders’ Deficiency	(3,315,243)	(1,457,650)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$2,115,250	$2,561,160

See accompanying notes to financial statements.

VYCOR MEDICAL, INC.
Consolidated Statement of Comprehensive Loss

	For the year ended December 31,
	2013	2012
Revenue	$1,089,374	$1,205,263
Cost of Goods Sold	153,832	179,530
Gross Profit	935,542	1,025,733

Operating expenses:
Research and development	53,451	126,042
Depreciation and Amortization	350,526	328,890
General and administrative	2,813,041	3,413,004
Negative Goodwill on Acquisition of Subsidiary	—	(66,394)
Costs related to Acquisition of Subsidiary	—	18,285
Total Operating expenses	3,217,018	3,819,827

Operating loss	(2,281,476)	(2,794,094)

Other income (expense)
Other income (expense)	—	719
Interest expense: Related Party	(131,400)	(87,268)
Interest expense: Other	(59,897)	(50,663)
Total Other Income (expense)	(191,297)	(137,212)

Net Loss	$(2,472,773)	$(2,931,306)

Comprehensive Income
Foreign Currency Translation Adjustment	28,282	5,096
Net Comprehensive Loss	$(2,444,491)	$(2,926,210)

Comprehensive Loss Per Share
Basic and diluted	$(0.39)	$(0.52)

Weighted Average Number of Shares Outstanding	6,324,175	5,637,690

See accompanying notes to financial statements.

VYCOR MEDICAL, INC.
Statement of Stockholders’ Equity (Deficiency)

	Common Shares			Treasury Shares
	Number	Amount	Preferred Stock - Series C	Number	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated OCI (Loss)	Total
Balance at January 1, 2012	5,381,358	$538	$1	0	$0	12,512,297	(11,661,704)	24,192	$875,324
Issuance of stock for board and consulting fees	267,969	27				379,354			379,381
Share-based compensation for consulting services						8,708			8,708
Cancellation of share-based compensation						(232,499)			(232,499
Purchases of equity — Common stock	50,372	5				169,995			170,000
Settlement — Common Stock	(137,778)	(14)				14			0
Repurchase of equity into Treasury Stock				(68,889)	(1,033)				(1,033
Common stock issuance for conversion of preferred shares	348,152	35				(35)			0
Common stock issuance for charitable donation	14,815	1				16,665			16,666
Issuance of stock for acquisition	95,667	10				286,990			287,000
Accumulated Comprehensive Loss								(34,987)	(34,987)
Net comprehensive loss for twelve months ended December 31, 2012							$(2,926,210)		(2,926,210)
Balance at December 31, 2012	6,020,555	$602	$1	(68,889)	$(1,033)	$13,141,489	$(14,587,914)	$(10,795)	$(1,457,650)
Issuance of stock for board and consulting fees	136,449	13				288,424			288,437
Return of equity into Treasury Stock				(34,445)
Common stock issuance for conversion of preferred shares	342,974	34				(34)			0
Common stock issuance for warrant exercises	257,181	26				332,810			332,836
Common stock issuance for split round-up	66
Accumulated Comprehensive Loss								(34,375)	(34,375)
Net comprehensive loss for twelve months ended December 31, 2013							$(2,444,491)		(2,444,491)
Balance at December 31, 2013	6,757,225	$675	$1	(103,334)	$(1,033)	$13,762,689	$(17,032,405)	$(45,170)	$(3,315,243)

See accompanying notes to financial statements.

VYCOR MEDICAL, INC.
Statement of Cash Flows

	For the year ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,444,491)	$(2,926,210)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	127,316	104,344
Depreciation of fixed assets	248,877	247,156
Inventory provision	35,000	—
Share based compensation	450,447	297,004
Change in accrued interest: Related Party	131,401	87,268
Change in accrued interest: Other	59,745	50,877

Changes in assets and liabilities:
Accounts receivable	(67,868)	169,729
Inventory	48,651	(106,396)
Prepaid expenses	60,256	256,095
Security deposit	—	3,100
Accounts payable	65,820	11,477
Accrued liabilities	574,757	431,700
Other current liabilities	(20,054)	2,926
Cash used in operating activities	(730,143)	(1,370,930)

Cash flows used in investing activities:
Purchase of fixed assets	(128,054)	(28,177)
Purchase of website		—
Acquisition of subsidiary, net of cash acquired	(163,201)	(153,641)
Acquisition of patents	(66,752)	(33,333)
Cash used in investing activities	(358,007)	(215,151)

Cash flows from financing activities:
Net proceeds from issuance of Common stock	332,832	170.000
Purchase of Treasury Stock	—	(1,033)
Net proceeds from issuance of Notes Payable: Related Party	640,744	416,450
Net proceeds from issuance of Notes Payable: Other	187,043	194,144
Repayment of Notes Payable: Other	(71,548)	(51,193)
Cash provided by (used in) financing activities	1,089,071	728,368
Effect of exchange rate changes on cash	(29,439)	(33,307)
Net decrease in cash	(28,518)	(891,020)
Cash at beginning of year	59,821	950,841
Cash at end of year	$31,303	$59,821
Supplemental Disclosures of Cash Flow information:
Interest paid:	$156	$207
Non-Cash Transactions:
Common Stock issued on conversion of Preferred C Shares	$1,157,500	$1,175,000

Acquisition of newly acquired subsidiary, net of cash
Trademarks and Tradenames	—	$121,157
Patents	—	180,183
Internally Developed Software	—	363,472
Other Net Assets	—	(758)
Negative Goodwill on Acquisition	—	(66,394)
	—	$597,660
Warrants, options and common stock issued for acquisition of subsidiary	—	(287,000)
Deferred consideration payable	161,530	(161,530)
Foreign exchange difference on deferred consideration	1,671	4,511
	$163,201	$153,641

See accompanying notes to financial statements.

VYCOR MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

1. FORMATION AND BUSINESS OF THE COMPANY

Business Description

Vycor Medical, LLC was formed on June 17, 2005 as a New York Limited Liability Company. The Company changed its name to Vycor Medical, Inc. and converted to a Delaware Corporation on August 14, 2007 and issued 16,048 shares of common stock in exchange for each of the 1,122 partnership units outstanding at date of conversion. The assets, liabilities and operations of the Company did not change pursuant to this reorganization, and the accompanying financial statements are presented as if the change occurred on the first day of the earliest period presented. Accordingly, all references to number of shares prior to the date of conversion are based upon the common stock equivalent of the partnership units outstanding on such dates.

The Company designs, develops and markets neurological medical devices and therapies through two operating divisions: Vycor Medical and NovaVision. Vycor Medical focuses on brain and cervical surgical access systems for sale to hospitals and medical professionals; NovaVision focuses on neuro-stimulation therapies and diagnostic devices for the treatment and screening of vision field loss resulting from neurological damage.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and basis of presentation

The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. NovaVision GmbH was converted from an AG on July 4, 2012. The Company is headquartered in Boca Raton, FL. The operations of Sight Science have been consolidated since January 4, 2012 the date of the completion of the acquisition of all the shares of Sight Science. All material inter-company accounts, transactions, and profits have been eliminated in consolidation. Certain reclassifications and format changes have been made to prior year amounts to conform to the correct year presentation.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, diagnostic software, medical devices, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision recognizes revenue for providing the vision restoration therapy as the Company’s work effort is expended. NovaVision provides vision restoration therapy directly to patients. The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and U.K. and 10 months in Germany. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period. Patient therapy is restricted to being completed by a patient within a specified time frame. Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required. We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary. Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company’s consolidated statements of operations.

Fixed assets

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and Development

The Company expenses all research and development costs as incurred. For the years ended December 31, 2013 and 2012, the amounts charged to research and development expenses were $53,451 and $126,042, respectively.

Software Development Costs

The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years. The Company acquired internally developed software valued at $540,000 as part of the acquisition of the assets of NovaVision, Inc. on November 30, 2010 and $363,472 as part of the acquisition of the assets of Sight Science Limited on January 4, 2012. During the year ended December 31, 2013 the Company’s NeuroEyeCoach program completed the preliminary project stage, following which there was a capitalization of $97,643 of software development costs.

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrants included in the determination of debt discounts and share based compensation.

Stock Compensation

The Company recognizes the cost of all share-based payments under the relevant authoritative accounting guidance. Share-based payments include any remuneration paid by the Company in shares of the Company’s common stock or financial instruments that grant the recipient the right to acquire shares of the Company’s common stock. For share-based payments to employees, which consist only of awards made under the stock option plan described below, the Company accounts for the payments in accordance with the provisions of ASC Topic 718, “Stock Compensation” (formerly referred to as SFAS No. 123(R)). Share-based payments to consultants, service providers and other non-employees are accounted for under in accordance with ASC Topic 718, ASC Topic 505, “Equity Payments to Non-Employees” or other applicable authoritative guidance.

Convertible Instruments

We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The embedded conversion option in connection with our convertible debt could not be exercised unless and until we completed a Qualifying Financing transaction. Accordingly, we determined based on authoritative guidance that the embedded conversion option is deemed to be a contingent conversion rather than active conversion option that did not require accounting recognition at the commitment dates of the issuances of the Notes.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity’s Own Equity”). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	December 31, 2013	December 31, 2012
Stock options outstanding	5,557	5,557
Warrants to purchase common stock	1,404,599	1,749,874
Debentures convertible into common stock	441,768	368,726
Preferred shares convertible into common stock	239,265	582,233
Total	2,091,189	2,706,390

Recent Accounting Pronouncements

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

3. NOTES PAYABLE

Related Party Notes Payable

As of December 31, 2013 and December 31, 2012 Related Party Notes Payable consists of:

December 31, 2013	December 31, 2012
On December 29, 2009 and February 3, 2010, the Company issued convertible debentures in the amount of $371,362 and $70,000, respectively, payable to Fountainhead Capital Management (“Fountainhead”), the beneficial owner of more than 50% of the Company’s common stock. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $1.88 per share, subject to adjustment and does not require bifurcation. These debentures were originally due August 31, 2010 and the due date has been extended over time to December 31, 2013 (On January 2, 2014 the holder agreed to remove the security interest and extend the note to January 2, 2017, subject to certain conditions).
441,362	441,362

	December 31, 2013	December 31, 2012
On September 30, 2010 and October 14, 2010, the Company issued convertible debentures payable to Fountainhead in the amount of $85,000 and $90,000, respectively. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $2.63 per share, subject to adjustment and does not require bifurcation. The debentures were originally due August 31, 2011, and the due date has been extended over time to December 31, 2013. (On January 2, 2014 the holder agreed to remove the security interest and extend the note to January 2, 2017, subject to certain conditions).
	175,000	175,000

On October 26, 2010 and November 15, 2010, the Company issued debentures payable to Fountainhead in the amount of $77,500 and $322,500, respectively. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The debentures were originally due August 31, 2011, and the due date has been extended over time to December 31, 2013. (On January 2, 2014 the holder agreed to remove the security interest and extend the note to January 2, 2017, subject to certain conditions).
	400,000	400,000

On November 15, 2010, the Company issued a convertible debenture in the amount of $350,000 payable to Peter Zachariou, a Director of the Company. This debenture accrues interest rate of 6% per annum, is secured by a first priority security interest in all of the assets of the Company, and is senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debenture then outstanding into shares of common stock of the Company at the conversion price of $2.85 per share, subject to adjustment and does not require bifurcation. On December 20, 2010, the Company repaid $50,000 of this debenture and removed the convertible rights. The debentures were originally due December 31, 2012 and the due date has been extended over time to December 31, 2013. (On January 2, 2014 the holder agreed to remove the security interest and extend the note to January 2, 2017, subject to certain conditions).
	300,000	300,000

In the period July to December 2012 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $300,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	300,900	300,900

In the period August to December 2012 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $115,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	115,550	115,550

	December 31, 2013	December 31, 2012
In the period January to August 8, 2013 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $324,225. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	324,225	—

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $91,519. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (The notes were repaid in January and February 2014).	91,519	—

In the period January to August 8 2013 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $190,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	190,000	—

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $20,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (The notes were repaid in February 2014).	20,000	—

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to David Cantor, in the aggregate amount of $15,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (The notes were repaid in February 2014).	15,000	—

Total Related Party Notes Payable:	$2,373,556	$1,732,812

Other Notes Payable

As of December 31, 2013 and 2012 Other Notes Payable consists of:

December 31, 2013	December 31, 2012
On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company at the conversion price of $4.50 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended over time to November 30, 2013. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2015, subject to certain conditions).
300,000	300,000

	December 31, 2013	December 31, 2012
In the period August to December 2012 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $98,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	98,550	98,550

In September 2012 the Company issued short term, unsecured notes payable to Osbaldo Trading Limited in the amount of $42,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	42,900	42,900

In the period June to August 8 2013 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $13,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (On January 2, 2014 the holder agreed to extend the notes to January 2, 2017, subject to certain conditions).	10,000	—

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $13,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. (The notes were repaid in February 2014).	3,000	—

On October 22, 2013 the Company issued a term note for $100,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due November 30, 2013. (The note was repaid in January 2014).	100,000	—

Insurance policy finance agreements. During the year ended December 31, 2013 the Company received proceeds from Insurance policy finance agreement of $74,044 and made repayments of $71,548	23,736	21,240

Total Other Notes Payable:	$578,186	$462,690

As of December 2013, $1,316,362 of Company’s Related Party Notes Payable were secured by a security interest in all of the assets of the Company.

In January 2014 the Company completed the Initial and Second Closings (the “Closings”) of the sale of $3,061,100 in Units (the “Units”) comprising shares of common stock (“Common Stock”) and Series A and Series B Warrants (collectively, the “Warrants”) to accredited investors (the “Investors”) in a continuing offering (the “Offering”) which allows for maximum proceeds of $5,000,000. In connection with the Closings, the Company entered into amendment agreements with the relevant note holders to: remove the security interest on the secured notes; repay certain notes; and extend the maturity of the remaining notes, all as detailed in the tables above.

The company assesses the value of the beneficial conversion feature of its convertible debt by determining the intrinsic value of such conversion, under ASC 470, at the time of issuance. At the time of issuance of each of the convertible debt instruments set out above, the fair value of the stock was either the same or less than the conversion price, and so there was no value attributable to any beneficial conversion feature.

4. SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss. Set out below are the revenues, gross profits and total assets for each segment.

	December 31,
	2013	2012
Revenue:
Vycor Medical	$724,367	$770,676
NovaVision	365,007	434,587
Total Revenue	$1,089,374	$1,205,263
Gross Profit:
Vycor Medical	$628,839	$668,729
NovaVision	306,703	357,004
Total Gross Profit	$935,542	$1,025,733
Total Assets:
Vycor Medical	$799,120	$1,055,026
NovaVision	1,316,130	1,506,134
Total Assets	$2,115,250	$2,561,160

(b) Geographic information. The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	December 31,
	2013	2012
Revenue:
United States	$858,751	$952,256
Europe	230,623	253,007
Total Revenue	$1,089,374	$1,205,263
Gross Profit:
United States	$732,404	$810,809
Europe	203,138	214,924
Total Gross Profit	$935,542	$1,025,733
Total Assets:
United States	$1,604,142	$1,935,638
Europe	511,108	625,522
Total Assets	$2,115,250	$2,561,160

5. FIXED ASSETS

As of December 31, 2013 and 2012, Fixed Assets and the estimated lives used in the computation of depreciation are as follows:

	Estimated Useful Lives	December 31, 2013	December 31, 2012
Machinery and equipment	3 years	$146,344	$123,355
Leasehold Improvements	5 years	6,206	6,206
Purchased Software	3 years	17,833	17,833
Molds and Tooling	5 years	234,230	234,230
Furniture and fixtures	7 years	22,288	21,533
Therapy Devices	3 years	87,906	76,513
Internally Developed Software	5 years	1,021,681	923,215
		1,536,488	1,402,885
Less: Accumulated depreciation and amortization		(830,291)	(575,496)
Property and Equipment, net		$706,197	$827,389

Depreciation expense for the years ended December 31, 2013 and 2012 was $248,877 and $247,155 respectively, including $25,667 and $22,610 respectively for Therapy Devices which is allocated to Cost of Sales.

6. INTANGIBLE ASSETS

As of December 31, 2013 and 2012, Intangible Assets consists of:

	December 31,
	2012	2011
Amortized intangible assets: Patent (8 years useful life)
Gross carrying Amount	$772,414	$705,662
Accumulated Amortization	(328,319)	(202,767)
	$444,095	$502,895
Amortized intangible assets: Website (5 years useful life)
Gross carrying Amount	$18,908	$18,908
Accumulated Amortization	$(17,228)	(16,136)
	$1,680	$2,772
Intangible assets not subject to amortization
Trademarks	$251,157	$251,157

Intangible asset amortization expense for the periods ended December 31, 2013 and 2012 was $127,316 and $104,344, respectively.

7. EQUITY

Certain Equity Transactions

On January 4, 2012, an aggregate of 95,667 restricted shares of the Company were issued to Prof. Sahraie and the University of Aberdeen, relating to the acquisition of all of the shares of Sight Science, Ltd. (“Sight Science”) by NovaVision.

During the period from January 1, 2012 through December 31, 2012, the Company issued 5,928 shares of Common Stock (valued at $20,000) to each of Steven Girgenti and Dr Oscar Bronsther in consideration for services provided to the Board of Directors, 3,704 shares of Common Stock (valued at $12,500) to each of Alvaro Pasual-Leone, Jason Barton and Jose Romano, and 2,778 shares of Common Stock (valued at $9,375) to Josef Zihl in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

In April 2012 the Company issued 8,889 shares of Common Stock (valued at $30,000) to Brunella Jacs, LLC in respect of consultancy services provided the Company.

In June 2012, following the exercise of the Company’s option to repurchase shares of Common Stock from Greenbridge Capital Partners, IV, LLC, a total of 68,889 shares were repurchased into Treasury Stock at $1,033.33.

In August 2012, 137,778 shares of Common Stock previously issued to Mr. Jerrald Ginder under the terms of Consulting Agreement were returned to the Company in consideration of a full settlement of performance and amounts due under the Consulting Agreement; the shares were retired.

During the period from January 1, 2012 through December 2012, the Company issued a total of 348,149 shares of Common Stock in respect of conversion of Series C Preferred Stock.

During the period from May 1, 2012 through December 31 2012, the Company issued a total of 50,371 shares of Common Stock at $3.375 for a total consideration of $170,000 to four investors.

On November 30, 2012 the Company made a charitable donation of 14,815 shares of Common Stock valued at $16,667 to The Fiducuary Foundation.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received shares 140,000 and 93,334 Common Shares valued at $157,500 and $105,000 respectively.

During January to December 2013 the Company issued: 8,688 shares of Common Stock (valued at $20,000) to Steven Girgenti, 9,500 shares of Common Stock (valued at $20,000) to Dr. Oscar Bronsther and 4,612 shares of Common Stock (valued at $10,000) to Lowell Rush in consideration for services provided to the Board of Directors; and 2,997 shares of Common Stock (valued at $7,813) to Alvaro Pascual-Leone, 5,068 shares of Common Stock (valued at $12,500) to Josef Zihl and 3,792 shares of Common Stock (valued at $7,812) to Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

On January 11, 2013, the Company filed a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of 1 for 150 on the issued and outstanding Common Stock par value $0.0001 (“Common Stock”). On January 15, 2013 (the “Effective Date”), the Company effectuated its reverse stock split. On the Effective date, the Company implemented a one for 150 share reverse split of its Common Stock. On the Effective Date, the Company’s pre-split 892,749,897 shares of Common Stock became 5,951,744 post-split shares of Common Stock, including the issuance of 66 shares of Common Stock for the round-up of partial shares. On February 28, 2014, the Company filed a Certificate of Correction (“Certificate of Correction”) with the Secretary of State of the State of Delaware which corrected the previously-filed Certificate of Amendment by reducing the total number of shares of all classes of stock which the Company shall have the authority to issue to 35,000,000 shares, of which 25,000,000 shares, par value $0.0001 are designated as Common Stock and 10,000,000 shares, par value $0.0001 are designated as Preferred Stock, with such reduction effective concurrent with the effectiveness of the Reverse Split. All relevant information relating to the number of shares and per share information has been retrospectively adjusted to reflect the reverse stock split for all periods presented.

In March 2013 GreenBridge Capital Partners, IV, LLC returned to Vycor all of the 34,445 shares being sought by the Company under an action filed by the Company in July 2012. These shares have been taken into Treasury Stock.

During April and May 2013, the Company issued 47,590 and 32,152 shares of Common Stock respectively on exercise of warrants by Kenneth Coviello and Heather Vinas. The warrants had an exercise price of $1.08 and were exercisable on a cashless basis.

During April to September 2013, Fountainhead Capital Management sold 177,439 warrants to purchase Vycor Common Stock at an exercise price of $1.88 per share. These warrants were granted to Fountainhead by the Company in February 2010 and were sold by Fountainhead to 7 investors at a price of $0.10 per warrant. The warrants were immediately exercised by the investors and the Company issued 177,439 shares of Common Stock in respect of the exercise and received cash proceeds of $332,832.

During April to December 2013, the Company issued a total of 342,974 shares of Common Stock in respect of conversion of Series C Preferred Stock.

On July 2, 2013, the Company entered into an advisory agreement with a registered broker-dealer to provide certain financial advisory services to the Company. Under the terms of the advisory agreement, the Company issued 15,000 restricted shares of Company Common Stock to the broker-dealer on execution

During July to September 2013, Del Mar and Alex Partners were issued 10,800 and 7,200 shares of Common Stock, respectively, in lieu of cash consulting fees for the months of July to September 2013. In November 2013, the Company entered into extension amendments to the existing agreements with Del Mar and Alex Partners, under which 33,000 and 27,000 shares of Company Common Stock respectively were issued. Under the extension agreements, the Company has the option to pay all or part of the monthly fees in cash and for December 3,000 shares were issued to Del Mar and 2,000 share were issued to Alex Partners.

8. SHARE-BASED COMPENSATION

The Company recognizes the cost of all share-based payments under the relevant authoritative accounting guidance. Share-based payments include any remuneration paid by the Company in shares of the Company’s common stock or financial instruments that grant the recipient the right to acquire shares of the Company’s common stock. For share-based payments to employees, which consist only of awards made under the stock option plan described below, the Company accounts for the payments in accordance with the provisions of ASC Topic 718, “Stock Compensation” (formerly referred to as SFAS No. 123(R)). Share-based payments to consultants, service providers and other non-employees are accounted for under in accordance with ASC Topic 718, ASC Topic 505, “Equity Payments to Non-Employees” or other applicable authoritative guidance.

Stock Option Plan

The Company adopted the Vycor Medical, Inc. Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis. No employee stock options were granted for the years ended December 31, 2012 and 2011.

Initial grants of options to purchase 3,334 shares were issued under the Plan on February 13, 2008 to each of Kenneth T. Coviello, the Company’s Chief Executive Officer and Heather N. Vinas, the Company’s President at an exercise price of $20.25 per share. The options vested 33-1/3% on each of the first, second, and third anniversary of the grant and expire February 12, 2018. Following Heather Vinas’ resignation as President of the Company in May 2010, 667 unvested options were cancelled. For the years ended December 31, 2013 and 2012, the Company recognized share-based compensation of $0 and $0, respectively.

Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan. As of December 31, 2013 there were no awards of any stock appreciation rights.

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the “measurement date” using an option pricing model. The “measurement date” for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

The details of the outstanding rights, options and warrants and value of such rights, options and warrants are as follows:

STOCK WARRANTS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2011	1,747,347	$3.07

Granted	4,667	4.50
Exercised	—	—
Cancelled or expired	(2,140)	36.00

Outstanding at December 31, 2012	1,749,874	$3.03

Granted	—	—
Exercised	(341,941)	$1.49
Cancelled or expired	(3,334)	$10.50

Outstanding at December 31, 2013	1,404,599	$3.39

STOCK OPTIONS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2011	5,557	$20.25

Granted	—	—
Exercised	—	—
Cancelled or expired	—	—

Outstanding at December 31, 2012	5,557	$20.25

Granted	—	—
Exercised	—	—
Cancelled or expired	—	—
Outstanding at December 31, 2013	5,557	$20.25

As of December 31, 2013, the weighted-average remaining contractual life of outstanding warrants and options is 0.91 and 4.12 years, respectively.

Non-Employee Stock Compensation

During the year ended December 31, 2013, the Company issued an aggregate of 8,688, 9,500 and 4,612 shares of common stock, respectively, valued at $20,000, $20,000 and $10,000 to each of Steven Girgenti, Oscar Bronsther and Lowell Rush for services rendered to the board of directors. For the year ended December 31, 2013, a total of $50,000 was recognized as share-based compensation for the issuance of these shares.

During the year ended December 31, 2013 the Company issued an aggregate of 2,997, 3,792 and 3,792 shares of common stock, respectively, valued at $7,813, to each of Alvaro Pascual-Leone, Jason Barton and Jose Romano and 5,068 shares of common stock valued at $12,500 to Josef Zihl for services rendered to the Scientific Advisory Board of NovaVision. For the year ended December 31, 2013 an aggregate of $35,938 was recognized as share-based compensation for the issuance of these shares.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received shares Common Shares valued at $157,500 and $105,000 respectively. The value of these shares is being amortized over the period of the agreement, and for the year ended December 31, 2013 stock compensation of $240,625 was recognized as share-based compensation in connection with these agreements. During July to September 2013, Del Mar and Alex Partners were issued 10.800 and 7,200 shares of Common Stock, respectively, valued at $21,600 and $14,400, respectively, in lieu of cash consulting fees for the months of July to September 2013. In November 2013, the Company entered into three-month extension amendments to the existing agreements with Del Mar and Alex Partners, under which 33,000 and 27,000 shares of Company Common Stock respectively were issued, valued at $66,000 and $54,000 respectively. The value of these shares is being amortized over the period of the agreement, and for the year ended December 31, 2013 stock compensation of $41,380 was recognized as share-based compensation in connection with these agreements. Under the extension agreement, the Company has the option to pay all or part of the monthly fees in cash and for December 3,000 shares valued at $5,400 were issued to Del Mar and 2,000 share valued at $3,600 were issued to Alex Partners.

On July 2, 2013, the Company entered into an advisory agreement with a registered broker-dealer to provide certain financial advisory services to the Company. Under the terms of the advisory agreement, the Company issued 15,000 restricted shares of Company Common Stock to the broker-dealer on execution, which were valued on the date of issuance at $37,500, which is being amortized over the first six months of the agreement. The value of these shares is being amortized over the six months of the agreement, and for the year ended December 31, 2013 stock compensation of $37,500 was recognized as share-based compensation in connection with this agreement.

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to the above non-employees for the year ended December 31, 2013 was $450,442. As of December 31, 2013, there was $78,621 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based compensation resulting from the issuance of Common Stock is calculated by reference to the valuation of the Stock on the date of issuance, the expense being recognized as the compensation is earned. Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The fair value of the stock options or warrants granted is estimated at the grant date, using the Black-Scholes option pricing model, and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant. The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, adjusted for the unique characteristics of those equity instruments, using the assumptions noted in the table below. The fair value of the common stock is determined by the then-prevailing private placement purchase price. Expected volatility was based on the historical volatility of a peer group of publicly traded companies. The expected term of options and warrants was based upon the life of the option, and the risk-free rate used was based on the U.S. Treasury Constant Maturity rate.

The stock compensation expensed during the year ended December 31, 2013 resulted only from the issuance of Common Stock valued on the date of issuance. The following assumptions were used in calculations of the Black-Scholes option pricing model for warrant-based stock compensation in year ended December 31, 2012:

	Year ended December 31,
	2013	2012
Risk-free interest rates	—	0.42–1.60%
Expected life	—	3 years
Expected dividends	—	0%
Expected volatility	—	96-99%
Vycor Common Stock fair value	—	$3.00–$4.50

9. INCOME TAXES

Loss Before Taxes

	December 31, 2013	December 31, 2012
Domestic	$2,216,711	$2,613,733
Foreign	227,780	312,477
	$2,444,491	$2,926,210

Deferred Income Taxes

The Company has incurred net operating losses since inception. The Company has not reflected any tax benefit related to such net operating losses in the financial statements. Prior to August 15, 2007 the Company was a limited liability company and losses were passed through to the individual members, therefore the Company only has potential tax benefits from the date it became a ‘C’ corporation.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries’ deferred tax assets at December 31, 2013 and December 31, 2012 are as follows:

	December 31, 2013	December 31, 2012
Operating loss carry-forward	$3,100,000	$2,700,000
Deferred tax asset before Valuation allowance	3,100,000	2,700,000
Valuation allowance	(3,100,000)	(2,700,000)
Net deferred tax asset	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, management has determined that a 100% valuation allowance is appropriate at December 31, 2013 and December 31, 2012.

Net Operating Loss Carry-Forwards

As of December 31, 2013 and 2012, the Company had U.S. accumulated losses for tax purposes of approximately $9,000,000 and $7,600,000 respectively, which may be carried forward and offset against U.S. taxable income, and which expire during the tax years 2027 through 2032.

Federal tax laws impose significant restrictions on the utilization of net operating loss carry-forwards and in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carry-forwards may be subject to the above limitations.

As of December 31, 2013 and 2012, the Company had German accumulated losses for tax purposes of approximately $620,000 and $490,000 respectively, which may be carried forward and offset against German taxable income subject to certain restrictions and limitations. Such carry-forwards are subject to certain restrictions and limitations in the event of changes in the NovaVision GmbH’s ownership.

As of December 31, 2013 and 2012, the Company had UK accumulated losses for tax purposes of approximately $140,000 and $100,000 respectively, which may be carried forward and offset against UK taxable income subject to certain restrictions and limitations.

Tax Rates

The applicable US income tax rate for the Company for both of the years ended December 31, 2013 and 2012 was 35%. Non-US subsidiaries are taxed according to the tax laws in their respective country of residence. The German applicable rate for both of the years ended December 31, 2013 and 2012 was 31.58%; the UK applicable rate for both the years ended December 31, 2013 and 2012 was 20%.

US income taxes and foreign withholding taxes were not provided for on undistributed earnings of the Company’s foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to US in the form of dividends or otherwise, after the repayment of intercompany debt, the Company would be subject to additional US income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

Uncertain Tax Position

The Company has recorded no liability for income taxes associated with unrecognized tax benefits at the date of adoption and has not recorded any liability associated with unrecognized tax benefits during 2013 and 2012. Accordingly, the Company has not recorded any interest or penalty in regard to any unrecognized benefit.

10. COMMITMENTS AND CONTINGENCIES

Lease

The Company leases approximately 10,000 sq. ft. located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the year ended December 31, 2013 and 2012 was $182,197 and $190,023 respectively

Potential German tax liability

In June 2012 the Company’s German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company’s acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. To the extent that this assessment, a higher or a reduced amount, is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability for the years ended December 31, 2013 and 2012).

Potential China Patent Infringement

The Company was made aware in 2012 that a competitor had been granted a patent for related technology, and appeared to be entering the market with products that infringe the Company’s own issued patent. Following investigation, the Company has taken steps to initiate an invalidation of the competitor’s patent and enforce its patent rights; in March 2014 the Ptent Re-examination Board issued an Examination Decision invalidating all the claims of the competitor’s patent. The competitor has the right of appeal but the Company will contest any such appeal. The Company has also been made aware that a second competitor has filed a patent application for related technology and also may be producing a product that potentially infringes the Company’s patent, and is in the early stages of evaluation and has yet to determine what, if any actions to take in this instance, however as a general rule the Company intends to take all necessary action to protect its patent portfolio. As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

11. CONSULTING AND OTHER AGREEMENTS

The Company has entered into the following consulting and other agreements during the year ended December 31, 2013:

Advisory and Placement Agent Agreements

On July 2, 2013, the Company entered into two agreements with a registered broker-dealer one to provide certain financial advisory services to the Company (“Advisory Agreement”) and the other to act as placement agent for the Company (“Placement Agent Agreement”).

Under the terms of the Advisory Agreement, the broker-dealer is engaged on a non-exclusive basis to provide financial advisory services to the Company for at least ninety (90) days and thereafter until either party terminates the arrangement. Under the terms of the Advisory Agreement, as amended on March 14, 2014, the Company will issue 45,000 restricted shares of Company Common Stock to the broker-dealer, 15,000 of which are issuable on the date of the execution of the Agreement and 30,000 additional shares to be issued on March 14, 2014. The Agreement also calls for the Company to reimburse certain out-of-pocket expenses.

Under the terms of the Placement Agent Agreement, the Company engaged a broker-dealer as its exclusive placement agent until the later of (i) 90 days from the date of execution of the Agreement or (ii) the end of the offering period of any securities financing undertaken by the Company in connection with the Placement Agent Agreement. Normal placement agents fees and expense reimbursement will be payable. Any offering will be undertaken on a “best efforts” basis and the proceeds would be used for working capital and general corporate purposes.

Consulting Agreement with Del Mar Consulting Group, Inc and Alex Partners, LLC.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received Common Shares valued at $157,500 and $105,000 respectively and cash of $7,200 and $4,800 respectively. Del Mar and Alex Partners agreed to take Vycor Common Stock in lieu of cash payments for July to September 2013. On November 27, 2013 the Company entered into amendments to these agreements, under which the agreements were extended to February 28, 2014. Under the terms of the amendments, 33,000 and 27,000 shares of Company Common Stock were issued to Del Mar and Alex Partners respectively.

The following agreements remained in force during the period:

Consulting Agreement with Fountainhead Capital Management Limited (“Fountainhead”)

In October 2013, effective retroactively to May 5, 2013, the Fountainhead Consulting Agreement was extended on virtually the same terms as the Agreement expiring on that date. Pursuant to the Consulting Agreement, the Company pays Fountainhead a monthly retainer of $37,500. This monthly retainer shall be payable up to $5,000 in cash and the unpaid remainder shall be accrued and paid out to FCM at the option of FCM as follows: (i) in Vycor stock at any time at the average closing price for the 30 days prior to the end of the quarter in which the accrual is made; or (ii) in cash following the closing of a fundraising of no less than $2.5 million or on the sale of the Company or a substantial part of the assets thereof. This agreement was amended in January 2014 following the Initial Closing of the Offering, see Note 13.

12. RELATED PARTY TRANSACTIONS

During January to December 2013, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $415,744; to Peter Zachariou, a director of the Company, for a total of $210,000; and to David Cantor, a director of the Company, for a total of $15,000. The loan notes are subordinated to the Company’s secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

During April to September 2013, Fountainhead Capital Management sold 177,439 warrants to purchase Vycor Common Stock at an exercise price of $1.88 per share. These warrants were granted to Fountainhead by the Company in February 2010 and were sold by Fountainhead to 7 investors at a price of $0.10 per warrant. The warrants were immediately exercised by the investors.

There were no other related party transactions during the year ended December 31, 2013 other than the payment or accrual of fees under the Fountainhead Consulting agreement described in 11 above.

13. SUBSEQUENT EVENTS

Securities Offering

In the third quarter of 2013, the Company initiated an offering (the “Offering”) of Units comprising shares of common stock (“Common Stock”) (collectively, the “Shares” and individually, a “Share”) and Series A and Series B Warrants (collectively, the “Warrants”) (collectively, the “Units”) to accredited investors (the “Investors”) in a private placement. The terms of the Offering allowed for maximum proceeds of $3,000,000, together with provision to increase the size of the offering by up to an additional $2,000,000.

On January 2, 2014, the Company completed the sale of $1,276,900 in the Units, which were issued pursuant to separate Securities Purchase Agreements between the Company and each of the Investors. In the aggregate, the Company issued 709,398 shares of Common Stock, Series A Warrants to purchase an aggregate of 354,704 shares of Common Stock and Series B Warrants to purchase an aggregate of 354,704 shares of Common Stock.

Each Unit was priced at $1.80 and comprised of one share of Common Stock, a series A warrant (the “Series A Warrants”) and a series B warrant (the “Series B Warrants”). The Series A Warrants were detachable and were exercisable over a three-year term and were issued with respect to the purchase of a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor at an exercise price per share of $2.05. The Series B Warrants were detachable and were exercisable over a three-year term and were issued with respect to the purchase of a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor at an exercise price per share of $3.08. The Warrants are subject to adjustment for stock splits, stock dividends or recapitalizations.

Also on January 2, 2014, Fountainhead Capital Management Limited (“Fountainhead”) exchanged an aggregate of $1,426,542 of consulting fees owed to it by the Company for the Units issued in the Offering. In the aggregate, the Company issued to Fountainhead 792,523 shares of Common Stock, Series A Warrants to purchase an aggregate of 386,262 shares of Common Stock and Series B Warrants to purchase an aggregate of 386,262 shares of Common Stock.

On January 31, 2014, the Company completed the sale of an additional $1,784,200 in the Units, which were issued pursuant to separate Securities Purchase Agreements between the Company and each of the Investors. In the aggregate, the Company issued 991,232 shares of Common Stock, Series A Warrants to purchase an aggregate of 495,621 shares of Common Stock and Series B Warrants to purchase an aggregate of 495,621 shares of Common Stock.

On February 28, 2014, the Company completed the sale of an additional $27,000 in the Units, which were issued pursuant to a Securities Purchase Agreement between the Company and the Investor. In the aggregate, the Company issued 15,000 shares of Common Stock, Series A Warrants to purchase an aggregate of 7,500 shares of Common Stock and Series B Warrants to purchase an aggregate of 7,500 shares of Common Stock.

On March 31, 2014, the Company completed the sale of an additional $982,040 in the Units, which were issued pursuant to a Securities Purchase Agreement between the Company and the Investors. In the aggregate, the Company issued 545,584 shares of Common Stock, Series A Warrants to purchase an aggregate of 272,796 shares of Common Stock and Series B Warrants to purchase an aggregate of 272,796 shares of Common Stock.

As of the date of this Report a total of $4,070,140 in Units have been sold, and the Offering is ongoing.

Based on the subscription terms applicable to the holders of the Company’s previously-issued Series C Convertible Preferred Stock, such holders were given the option of exchanging their investment in such unconverted Series C Convertible Preferred Stock and the related warrants into the securities which are the subject of the Offering, based on the amount of their investment in the Series C Convertible Preferred Stock and the related warrants. As of March 11, 2014, the holders of 15.15 shares of Series C Convertible Preferred Stock (representing an aggregate investment of $757,700) exchanged their Series C Convertible Preferred Stock and related warrants for an aggregate of 420,838 shares of Common Stock, Series A Warrants to purchase an aggregate of 210,420 shares of Common Stock and Series B Warrants to purchase an aggregate of 210,420 shares of Common Stock. As of this date, only one share of Series C Convertible Preferred Stock remains outstanding, representing an investment of $50,000.

The Company engaged a placement agent (the “Placement Agent”) in connection with this Offering. The Placement Agent receives (i) a cash placement fee equal to 8% of the gross proceeds of the Offering (subject to reduction of 2.5% of gross proceeds received by any investor referred to by the Company (the “Company Investors”)), (ii) an advisory fee equal to 1% of the gross proceeds of the Offering (not including gross proceeds received from any Company Investors), (iii) a non-accountable administrative fee equal to 1% of the gross proceeds of the Offering and (iv) warrants (the “Placement Agent Warrants”) to purchase a number of shares of Common Stock equal to 15% of Shares sold in this Offering by the Placement Agent (subject to reduction to 2.5% of the Shares sold in this Offering to Company Investors). The Placement Agent Warrants are exercisable until the three-year anniversary of the date of the closing of this Offering and have an exercise price equal to the exercise price of the Series A Warrants. In addition to the Placement Agent fees, the Company reimbursed the Placement Agent for its due diligence expenses of $10,000 and its legal fees of $30,000.

The Company simultaneously entered into a Registration Rights Agreement with the Investors with respect to the Shares and shares of Common Stock underlying the Warrants.

The securities sold in the Offering were issued in reliance upon an exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, (“Securities Act”), and Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Concurrent with the Initial Closing of the Offering, and in accordance with the terms of the Offering as agreed with the Placement Agent, the following occurred:

(a) Employment of Chief Executive Officer and Employment Agreements. Effective as of January 2, 2014, our board of directors appointed Peter C. Zachariou, our Executive Vice President, to the additional role as the Company’s Chief Executive Officer. Also effective as of the January 2, 2014 the Company entered into separate, but largely identical Employment Agreements with Mr. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor. The aforementioned Employment Agreements provide for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersede any prior employment agreements or arrangements between the respective parties.

(b) Amendment to Consulting Agreement. Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to the date which is one (1) year following the date of the Initial Closing. As of the date of the Amendment, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder accrued or payable in Company Common Stock until the occurrence of specified milestones.

(c) Conversion Agreement. Effective as of January 2, 2014, the Company and Fountainhead entered into a Conversion Agreement whereby Fountainhead agreed to convert all amounts accrued as of the date of the Initial Closing into an investment in that amount in the Offering. Pursuant to the terms of this agreement, Fountainhead converted $1,426,542 of accrued consulting fees into the Units.

(d) Fountainhead Debt. Effective as of January 2, 2014, Fountainhead agreed to extend the maturity of all of the Company’s debt obligations to Fountainhead as of August 9, 2013 (aggregating $1,641,487) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Fountainhead further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing.

(e) Zachariou Debt. Effective as of January 2, 2014, Peter Zachariou (“Zachariou”) agreed to extend the maturity of all of the Company’s debt obligations to Zachariou at of August 9, 2013 (aggregating $605,550) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Zachariou further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing.

(f) Kirsch Debt. Effective as of January 2, 2014, Craig Kirsch (“Kirsch”) agreed to extend the maturity of all of the Company’s debt obligations to Kirsch at of August 9, 2013 (aggregating $108,550) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Kirsch further agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing.

(g) Osbaldo Debt. Effective as of January 2, 2014, Osbaldo Trading Limited (“Osbaldo”) agreed to extend the maturity of all of the Company’s debt obligations to Osbaldo at of August 9, 2013 (aggregating $42.900) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Osbaldo further agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing.

(h) Euro-American Debt. Effective as of January 2, 2014, Euro-American Investment Corp. (“Euro-American”) agreed to extend the maturity of the Company’s convertible debt obligation to Euro-American to January 2, 2015, subject to the Company’s obligation to pay all interest on the debt, and subject to early repayment under certain conditions. The Company further agreed to reduce the conversion price applicable to such obligation from $4.50 per share to $1.80 per share. As of the date of this Report, such interest has been fully paid.

(i) Debt Obligations Occurring Since August 9, 2013. The Company’s remaining debt obligations (other than insurance financing) (aggregating $229,519 as of December 31, 2013) became repayable: on the Initial Closing up to an aggregate maximum of $200,000; or in full once gross proceeds under the Offering of $3,000,000 had been achieved. Accordingly, during January and February 2014, the following debt obligation repayments were made: Fountainhead – $91,519; Zachariou – $20,000; Kirsch – $3,000; David Cantor – $15,000; Euro-American – $100,000.

Amendment to Advisory Agreement

On March 11, 2014 the Company entered into an Amendment Agreement with the broker-dealer retained in August 2013. Under the Amendment Agreement, the Company agreed to issue 30,000 shares of Common Stock (valued at $66,000) on the date of the Amendment Agreement in respect of the period January to June 2014, rather than 7,500 shares per month under the original agreement

Other Share Issuance

During January to April 2014, the Company issued 4,516 shares of Common Stock (valued at $10,000) to Steven Girgenti, 2,222 shares of Common Stock (valued at $5,000) to Oscar Bronsther and 2,222 shares of Common Stock (valued at $5,000) to Lowell Rush in consideration for services provided to the Board of Directors; and 710 shares of Common Stock (valued at $1,563) to Alvaro Pasual-Leone, 1,420 shares of Common Stock (valued at $3,125) to Josef Zihl and 694 shares of Common Stock (valued at $1,563) to each of Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During January 2014, the Company issued 3,000 and 2,000 shares of Common Stock (valued at $5,400 and $3,600) to Del Mar Consulting Group, LLC and Alex Partners respectively under the terms of their advisory amendment agreements.

During March 2014, in accordance with the terms of an investor relations advisory agreement, the Company issued 2,500 shares of Common Stock (valued at $4,700) to J and M Group, LLC.

On March 31 2014, in accordance with the terms the Consulting Agreement, the Company issued 6,276 shares of Common Stock (valued at $15,000) to Fountainhead Capital Management Limited.

Warrant Agreement

On January 2, 2014 the Company issued warrants to Dr. Donald O’Rourke to purchase 7,000 shares of Vycor Common Stock at an exercise price of $3.08 per share, exercisable for a period of three years.

VYCOR MEDICAL, INC.
Consolidated Balance Sheets

(unaudited)

	March 31, 2014	December 31, 2013
ASSETS

Current Assets
Cash	$2,707,089	$31,303
Trade accounts receivable, net of allowance for doubtful accounts of $6,470 and $6,474	289,018	212,660
Inventory	228,371	206,926
Prepaid expenses and other current assets	238,039	208,063
Total Current Assets	3,462,517	658,952

Fixed assets, net	674,637	706,197

Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	412,718	444,095
Website, net of accumulated amortization	7,140	1,680
Security deposits	53,169	53,169
Total Intangible and Other assets	724,184	750,101

TOTAL ASSETS	$4,861,338	$2,115,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable	$166,111	$254,024
Accrued interest: Related Party	272,405	238,299
Accrued interest: Other	18,248	147,985
Accrued liabilities	325,244	1,776,867
Other current liabilities	88,804	61,576
Derivative liability – warrants	1,511,033	—
Notes payable: Related Party	—	2,373,556
Notes payable: Other	328,338	578,186
TOTAL CURRENT LIABILITIES	2,710,183	5,430,493

Notes payable long-term: Related Party	2,247,037	—
Notes payable long-term: Other	151,450	—
TOTAL LIABILITIES	5,108,670	5,430,493

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 1.0 and 16.2 issued and outstanding as at March 31, 2014 and December 31, 2013 respectively	—	$1
Common Stock, $0.0001 par value, 25,000,000 shares authorized, 10,285,832 and 6,757,225 shares issued and outstanding at March 31, 2014 and December 31, 2013 respectively	1,028	675
Additional Paid-in Capital	17,617,736	13,762,689
Treasury Stock (103,334 shares of Common Stock as of March 31, 2014 and December 31, 2013 respectively, at cost)	(1,033)	(1,033)
Accumulated Deficit	(17,820,415)	(17,032,405)
Accumulated Other Comprehensive Income	(44,648)	(45,170)

Total Stockholders’ Deficiency	(247,332)	(3,315,243)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$4,861,338	$2,115,250

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statements of Comprehensive Loss
(unaudited)

	For the three months ended March 31,
	2014	2013

Revenue	$358,122	$231,674

Cost of Goods Sold	42,957	30,018

Gross Profit	315,165	201,656

Operating expenses:
Research and development	15,356	31,350
Depreciation and Amortization	94,096	86,269
General and administrative	1,198,252	683,658

Total Operating expenses	1,307,704	801,277

Operating loss	(992,539)	(599,621)

Other income (expense)
Interest expense: Related Party	(33,829)	(28,967)
Interest expense: Other	(14,294)	(13,926)
Change in fair value of warrants	253,284	—
Total Other income (expense)	205,161	(42,893)

Net loss	(787,378)	(642,514)

Comprehensive Loss
Foreign Currency Translation Adjustment	(632)	(20,158)

Net Comprehensive Loss	$(788,010)	$(662,672)

Loss Per Share
Basic and diluted	$(0.09)	$(0.11)

Weighted Average Number of Shares Outstanding	8,995,082	5,947,998

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statement of Cash Flows
(unaudited)

	For the three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net comprehensive loss	$(788,010)	$(662,672)
Adjustments to reconcile net comprehensive loss to cash used in operating activities:
Amortization of intangible assets	36,906	30,186
Depreciation of fixed assets	60,337	62,951
Share based compensation expense	168,655	88,125
Change in fair value of warrants	(253,284)	—
Changes in assets and liabilities:
Accounts receivable	(76,361)	60,195
Inventory	(21,446)	22,464
Prepaid expenses	(75,635)	(1,144)
Accounts payable	(80,833)	26,987
Accrued interest: Related Party	33,829	28,969
Accrued interest: Other	(129,459)	13,926
Accrued liabilities	(8,652)	78,315
Other current liabilities	3,887	(12,048)

Cash used in operating activities	$(1,130,066)	(263,746)
Cash flows used in investing activities:
Purchase of fixed assets	(29,634)	(10,063)
Acquisition of subsidiary: deferred consideration paid		(89,945)
Purchase of website	(5,628)	—
Acquisition of patents	(5,361)	(39,141)
Cash used in investing activities	(40,623)	(139,149)
Cash flows from financing activities:
Proceeds from issuance of Common Stock Offering	4,070,140	—
Net proceeds from issuance of Notes Payable: Related Party	—	334,000
Net proceeds from issuance of Notes Payable: Other	28,525	18,737
Repayment of Notes Payable: Related Party	(126,519)	—
Repayment of Notes Payable: Other	(126,923)	(12,111)
Cash provided by financing activities	3,845,223	340,626
Effect of exchange rate changes on cash	1,252	18,372
Net increase (decrease) in cash	2,675,786	(43,897)
Cash at beginning of period	31,303	59,821
Cash at end of period	$2,707,089	$15,924
Supplemental Disclosures of Cash Flow information:
Interest paid:	$143,871	$197

Acquisition of subsidiary: Deferred consideration paid	—	89,945
	$—	$89,945

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2014
(unaudited)

1.  BASIS OF PRESENTATION

The consolidated financial statements of the Company present the financial position, results of operations, and cash flows of Vycor Medical, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Commission. In accordance with those rules and regulations certain information and footnote disclosures normally included in comprehensive financial statements have been condensed or omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2013 derives from the audited financial statements at that date, but does not include all the information and footnotes required by GAAP. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The condensed consolidated financial statements for the three months ended March 31, 2014 and 2013, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. The results of operations for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results to be expected for any other interim period or for the entire year. Certain prior period amounts have been reclassified to conform to the current presentation.

2.  FORMATION AND BUSINESS OF THE COMPANY

Business Description

Vycor Medical, LLC was formed on June 17, 2005 as a New York Limited Liability Company. The Company changed its name to Vycor Medical, Inc. and converted to a Delaware Corporation on August 14, 2007 and issued 107 shares of common stock in exchange for each of the 1,122 partnership units outstanding at date of conversion. The assets, liabilities and operations of the Company did not change pursuant to this reorganization, and the accompanying financial statements are presented as if the change occurred on the first day of the earliest period presented. Accordingly, all references to number of shares prior to the date of conversion are based upon the common stock equivalent of the partnership units outstanding on such dates.

The Company designs, develops and markets neurological medical devices and therapies through two operating divisions: Vycor Medical and NovaVision. Vycor Medical focuses on brain and cervical surgical access systems for sale to hospitals and medical professionals; NovaVision focuses on neuro-stimulation therapies and diagnostic devices for the treatment and screening of vision field loss.

3.   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. The Company is headquartered in Boca Raton, FL. All material inter-company accounts, transactions, and profits have been eliminated in consolidation.

Recent Accounting Pronouncements

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

Warrant Derivative Liability

The Company accounts for the 2,062,108 Series A Warrants and Placement Agent Warrants issued in connection with or as a result of the Offering (all as defined in Note 6) in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they have anti-dilution rights, they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised or until the anti-dilution provisions contained within the warrant agreements expire, and is classified in the balance sheet as a current liability. Any change in fair value of the warrant liability is recognized in the Company’s statement of operations as other income (loss).

Software Development Costs

The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years once the software has been brought into service. Capitalized software development costs for the three months ended March 31, 2014 and 2013 were $29,633 and $0, respectively. During the period the Company’s VRT 7.0 program completed the preliminary project stage, following which there was a capitalization of $8,171 of software development costs. Additional costs of $21,463 were capitalized for the Company’s NeuroEyeCoach program prior to being brought into service in March 2014 with a total capitalized value of $119,106

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt.  Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	March 31,	March 31,
	2014	2013
Stock options outstanding	5,557	5,557
Warrants to purchase common stock	5,002,217	1,749,874
Debentures convertible into common stock	518,631	368,726
Preferred shares convertible into common stock	14,815	663,719
Total	5,541,220	2,787,876

4.   NOTES PAYABLE

Related Party Notes Payable

As of March 31, 2014 and December 31, 2013 Related Party Notes Payable consists of:

	March 31, 2014	December 31, 2013

On December 29, 2009 and February 3, 2010, the Company issued convertible debentures in the amount of $371,362 and $70,000, respectively, payable to Fountainhead Capital Management (“Fountainhead”), the beneficial owner of more than 50% of the Company’s common stock. These debentures accrue interest at a rate of 6% per annum. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $1.88 per share, subject to adjustment, and does not require bifurcation. These debentures were originally due August 31, 2010 and the due date has been extended over time to January 2, 2017, subject to certain conditions.

	441,362	441,362

On March 31, 2010 and October 14, 2010, the Company issued convertible debentures payable to Fountainhead in the amount of $85,000 and $90,000, respectively. These debentures accrue interest at a rate of 6%. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $2.63 per share, subject to adjustment and does not require bifurcation. The debentures were originally due August 31, 2011, and the due date has been extended over time to January 2, 2017, subject to certain conditions.

	175,000	175,000

On October 26, 2010 and November 15, 2010, the Company issued debentures payable to Fountainhead in the amount of $77,500 and $322,500, respectively. These debentures accrue interest at a rate of 6% per annum. These debentures were originally due August 31, 2011 and the due date has	400,000	400,000

been extended over time to January 2, 2017, subject to certain conditions.

On November 15, 2010, the Company issued a convertible debenture in the amount of $350,000 payable to Peter Zachariou, a Director of the Company. This debenture accrues interest rate of 6% per annum. The Holder is entitled to convert all or any amount of the principal face amount of the debenture then outstanding into shares of common stock of the Company at the conversion price of $2.85 per share, subject to adjustment and does not require bifurcation. On December 20, 2010, the Company repaid $50,000 of this debenture and removed the convertible rights. The debentures were originally due December 31, 2012 and the due date has been extended over time to January 2, 2017, subject to certain conditions.

	300,000	300,000

In the period July to December 2012 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $300,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date has been extended over time to January 2, 2017, subject to certain conditions.	300,900	300,900

In the period August to December 2012 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $115,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date has been extended over time to January 2, 2017, subject to certain conditions.	115,550	115,550

In the period January to September 2013 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $325,744. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date has been extended over time to January 2, 2017, subject to certain conditions.	324,225	324,225

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $91,519. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. These notes were repaid in January and February 2014.	-	91,519
In the period January to September 2013 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $210,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date has been extended over time to January 2, 2017, subject to certain conditions.	190,000	190,000

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $20,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. This note was repaid in February 2014	-	20,000

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to David Cantor, in the aggregate amount of $15,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. This note was repaid in 2014	-	15,000

Total Related Party Notes Payable:	$2,247,037	$2,373,556

Other Notes Payable

As of March 31, 2014 and December 31, 2013 Other Notes Payable consists of:

	March 31, 2014	December 31, 2013

On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company an adjusted conversion price of $1.80 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended over time to January 2, 2015, subject to certain conditions.

	300,000	300,000

In the period August to December 2012 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $98,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date for this note has been extended over time to January 2, 2017, subject to certain conditions.	98,550	98,550

In September 2012 the Company issued short term, unsecured notes payable to Osbaldo Trading Limited in the amount of $42,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date for this note has been extended over time to January 2, 2017, subject to certain conditions.	42,900	42,900

In the period June to September 2013 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $10,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date for this note has been extended over time to January 2, 2017, subject to certain conditions.	10,000	10,000

In the period August 9 to December 2013 the Company issued short term,	-	3,000

unsecured notes payable to Craig Kirsch in the aggregate amount of $3,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. This note was repaid in February 2014.

On October 22, 2013 the Company issued a term note for $100,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due November 30, 2013. This note was repaid in January 2014.	-	100,000
Insurance policy finance agreements. During the three months ended March 31, 2013 the Company received proceeds from Insurance policy finance agreement of $28,525 and made repayments of $23,923	28,338	23,736

Total Other Notes Payable:	$479,788	$578,186

The following is a schedule of future minimum loan repayments:

Twelve months ending March 31	Related Party	Other
2014	—	328,338
2015	—	—
2016	—	—
2017	2,247,037	151,450
	$2,247,037	$479,788

The company assesses the value of the beneficial conversion feature of its convertible debt by determining the intrinsic value of such conversion, under ASC 470, at the time of issuance. At the time of issuance of each of the convertible debt instruments set out above, the fair value of the stock was either the same or less than the conversion price, and so there was no value attributable to any beneficial conversion feature.

5.   SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss and which includes Sight Science. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended March 31,
	2014	2013
Revenue:
Vycor Medical	$263,711	$130,665
NovaVision	94,411	101,009
Total Revenue	$358,122	$231,674
Gross Profit:
Vycor Medical	$233,409	$116,279
NovaVision	81,756	85,377
Total Gross Profit	$315,165	$201,656

	March 31, 2014	December 31, 2013
Total Assets:
Vycor Medical	$3,562,302	$799,120
NovaVision	1,299,036	1,316,130
Total Assets	$4,861,338	$2,115,250

(b) Geographic information

The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended March 31,
	2014	2013
Revenue:
United States	$293,161	$156,785
Europe	64,961	63,336
Total Revenue	$358,122	$220,121
Gross Profit:
United States	$258,241	$156,188
Europe	$56,924	45,468
Total Gross Profit	$315,165	$201,656

	March 31, 2014	December 31, 2013
Total Assets:
United States	$4,413,757	$1,604,142
Europe	447,581	511,108
Total Assets	$4,861,338	$2,115,250

6.   EQUITY

The Offering

On January 2, January 31, February 28 and March 31, 2014, the Company completed four separate closings (the “Closings” of an offering (the “Offering”) of Units comprising shares of common stock (“Common Stock”) (collectively, the “Shares” and individually, a “Share”) and Series A and Series B Warrants (collectively, the “Warrants”) (collectively, the “Units”) to accredited investors (the “Investors”) in a private placement. The Closings comprised the sale of an aggregate of $4,070,140 in the Units), which were issued pursuant to four separate Securities Purchase Agreements between the Company and the Investors in each of the four Closings. In the aggregate, the Company issued 2,261,214 shares of Common Stock, Series A Warrants to purchase an aggregate of 1,130,621 shares of Common Stock and Series B Warrants to purchase an aggregate of 1,130,621 shares of Common Stock.

Each Unit was priced at $1.80 and comprised of one share of Common Stock, a Series A warrant (the “Series A Warrants”) and a series B warrant (the “Series B Warrants”). The Series A Warrants were detachable and were exercisable over a three-year term and were issued with respect to the purchase of a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor at an exercise price per share of $2.05. The Series B Warrants were detachable and were exercisable over a three-year term and were issued with respect to the purchase of a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor at an exercise price per share of $3.08. The Warrants are subject to adjustment for stock splits, stock dividends or recapitalizations.

Also on January 2, 2014, Fountainhead exchanged an aggregate of $1,426,542 of consulting fees owed to it by the Company for the Units issued in the Offering. In the aggregate, the Company issued to Fountainhead 792,523 shares of Common Stock, Series A Warrants to purchase an aggregate of 396,262 shares of Common Stock and Series B Warrants to purchase an aggregate of 396,262 shares of Common Stock.

Based on the subscription terms applicable to the holders of the Company’s previously-issued Series C Convertible Preferred Stock, such holders were given the option of exchanging their investment in such unconverted Series C Convertible Preferred Stock and the related warrants into the securities which are the subject of the Offering, based on the amount of their investment in the Series C Convertible Preferred Stock and the related warrants. On February 24, 2014, the holders of 15.15 shares of Series C Convertible Preferred Stock (representing an aggregate investment of $757,700) exchanged their Series C Convertible Preferred Stock and related warrants for an aggregate of 420,838 shares of Common Stock, Series A Warrants to purchase an aggregate of 210,419 shares of Common Stock and Series B Warrants to purchase an aggregate of 210,419 shares of Common Stock.

Under the terms of the Placement Agent agreement with Garden State Securities, Inc. (“GSS”) (see Note 10), the Company issued an aggregate of 324,805 Placement Agent Warrants, on almost identical terms to the Series A Warrants.

Subject to certain limitations, from the date each Investor enters into the Securities Purchase Agreement until the twelve-month anniversary of the Effective Date (as defined in the Securities Purchase Agreement), each Investor will receive additional shares of Company Common Stock for any such additional securities issued by the Company in a subsequent financing at an effective per share purchase price below $1.80; these rights are non-transferable The Series A Warrants and Placement Agent Warrants have anti-dilution protection during the same period for the issuance of Company Common Stock, or securities exercisable for or convertible into Company Common Stock, at an issuance price, exercise price or conversion price of less than the $2.05 exercise price of the Series A Warrants. Accordingly, 2,261,214 shares of Common Stock are subject to anti-dilution and are shown separately on the balance sheet; and an aggregate of 2,062,108 Series A Warrants and Placement Agent Warrants are subject to anti-dilution and are recorded as a derivative liability (see Note 2 and Note 8)

Other Equity Transactions

During January to March 2014, the Company issued 2,294 shares of Common Stock (valued at $5,000) to Steven Girgenti, 2,222 shares of Common Stock (valued at $5,000) to Oscar Bronsther and 2,222 shares of Common Stock (valued at $5,000) to Lowell Rush in consideration for services provided to the Board of Directors; and 710 shares of Common Stock (valued at $1,563) to Alvaro Pasual-Leone, 1,420 shares of Common Stock (valued at $3,125) to Josef Zihl and 694 shares of Common Stock (valued at $1,563) to each of Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During January 2014, the Company issued 3,000 and 2,000 shares of Common Stock (valued at $5,400 and $3,600) to Del Mar Consulting Group, LLC and Alex Partners respectively under the terms of their advisory amendment agreements.

On March 11, 2014 the Company entered into an Amendment Agreement with GSS. Under the Amendment Agreement, the Company agreed to issue 30,000 shares of Common Stock (valued at $66,000) on the date of the Amendment Agreement in respect of the period January to June 2014, rather than 7,500 shares per month under the original agreement.

During March 2014, in accordance with the terms of an investor relations advisory agreement, the Company issued 2,500 shares of Common Stock (valued at $4,700) to J and M Group, LLC.

On March 31 2014, in accordance with the terms the Consulting Agreement, the Company issued 6,276 shares of Common Stock (valued at $15,000) to Fountainhead.

7.   SHARE-BASED COMPENSATION

Stock Option Plan

The Company adopted the Vycor Medical, Inc Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company.   The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code.  Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date.  The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date.  The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years.  The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.  No employee stock options were granted for the three month periods ended March 31, 2014 and 2013.

Initial grants of options to purchase 500,000 shares were issued under the Plan on February 13, 2008 to each of Kenneth T. Coviello, the Company’s then Chief Executive Officer and then Heather N. Vinas, the Company’s President at an exercise price of $0.135 per share.  The options vested 33-1/3% on each of the first, second, and third anniversary of the grant and expire February 12, 2018. Following Heather Vinas’ resignation as President of the Company in May 2010, 166,667 unvested options were cancelled. These options have been fully expensed.

Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan.  As of March 31, 2014 there were no awards of any stock appreciation rights.

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the “measurement date” using an option pricing model. The “measurement date” for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

The details of the outstanding rights, options and warrants and value of such rights, options and warrants are as follows:

STOCK WARRANTS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2012	1,749,874	$3.03

Granted	—	—
Exercised	(341,941)	1.49

Cancelled or expired	(3,334)	10.50

Outstanding at December 31, 2013	1,404,599	$3.39

Granted	3,810,579	2.52
Exercised	—	—
Cancelled or expired	(212,961)	4.50

Outstanding at March 31, 2014	5,002,217	$2.68

STOCK OPTIONS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2012	5,557	$20.25

Granted	—	—
Exercised	—	—
Cancelled or expired	—	—
Outstanding at December 31, 2013	5,557	$20.25

Granted	—	—
Exercised	—	—
Cancelled or expired	—	—
Outstanding at March 31, 2014	5,557	$20.25

As of March 31, 2014, the weighted-average remaining contractual life of outstanding warrants and options is 2.35 and 3.88 years, respectively.

Non-Employee Stock Compensation

During the three months ended March 31, 2014, the Company issued an aggregate of 2,294, 2,222 and 2,222 shares of common stock, respectively, valued at $5,000 to each of Steven Girgenti, Oscar Bronsther and Lowell Rush for services rendered to the board of directors. For the three months ended March 31, 2014, a total of $15,000 was recognized as share-based compensation for the issuance of these shares.

During three months ended March 31, 2014 the Company issued an aggregate of 710, 694 and 694 shares of common stock, respectively, valued at $1,563, to each of Alvaro Pascual-Leone, Jason Barton and Jose Romano and 1,420 shares of common stock valued at $3,125 to Josef Zihl for services rendered to the Scientific Advisory Board of NovaVision. For the three months ended March 31, 2014, an aggregate of $7,813 was recognized as share-based compensation for the issuance of these shares.

In November 2013, the Company entered into three-month extension amendments to the existing agreements with Del Mar Consulting, Inc. and Alex Partners, LLC under which 33,000 and 27,000 shares of Company Common Stock respectively were issued, valued at $66,000 and $54,000 respectively. The value of these shares was amortized over the period of the agreement, and for the three months ended March 31, 2014 stock compensation of $78,620 was recognized as share-based compensation in connection with these agreements. Under the extension agreement, the Company has the option to pay all or part of the monthly fees in cash and for January 2014 3,000 shares valued at $5,400 were issued to Del Mar and 2,000 shares valued at $3,600 were issued to Alex Partners.

On July 2, 2013, the Company entered into an advisory agreement, amended March 11, 2014 with Garden State Securities, Inc.(“GSS”) to provide certain financial advisory services to the Company. Under the terms of the advisory agreement, the Company issued 30,000 restricted shares of Company Common Stock to GSS in March 2014 valued at $66,000, which is being amortized over the six months from January 1, 2014, being the remaining term of the agreement. For the three months ended March 31, 2014 stock compensation of $33,000 was recognized as share-based compensation in connection with this agreement.

On January 2, 2014 the Company issued warrants to Dr. Donald O’Rourke to purchase 7,000 shares of Vycor Common Stock at an exercise price of $3.08 per share, exercisable for a period of three years. The fair value of these warrants was estimated at $5,522 using Black-Scholes and the full value was recognized immediately.

On January 2, 2014 the Company and Fountainhead amended their Consulting Agreement. Under the Amendment, 6,276 shares valued at $15,000 were issued to Fountainhead in respect of fees for the three months ended March 31, 2014.

In March 2014, the Company entered into an investor relations advisory agreement with J and M Group, LLC, under which the Company issued 2,500 shares of Common Stock valued at $4,700, which was fully expensed in the three months ended March 31, 2014.

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to the above non-employees for the three months ended March 31, 2013 was $168,655. As of March 31, 2014, there was $33,000 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The stock options or warrants meet the criteria for equity treatment and the fair value of the stock options or warrants granted is estimated at the grant date and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.  The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, using the assumptions noted in the table below. The fair value of the common stock is determined by the then-prevailing share price. Expected volatility is based on the historical volatility of a peer group of publicly traded companies.

The following assumptions were used in calculations of the Black-Scholes option pricing model for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
	2014	2013
Risk-free interest rates	0.78%	—
Expected life	3 years	—
Expected dividends	0%	—
Expected volatility	75%	—
Vycor Common Stock fair value	$2.05	—

8.   FAIR VALUE MEASUREMENTS

The Company has adopted ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis (the 2,062,108 Series A Warrants and Placement Agent Warrants issued as part of the Units in connection with the Offering) as of March 31, 2014 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the liability, and includes situations where there is little, if any, market activity for the liability :

Description	March 31, 2014	Level 1	Level 2	Level 3

Warrant Liability	$1,511,033	$—	$—	$1,511,033

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3):

Balance at December 31, 2013	$—
Issuance of Series A Warrants and Placement Agent Warrants as part of Offering Units on January 2, January 31, February 24, February 28 and March 31, 2014	1,764,317
Change in fair value	(253,284)

Balance at March 31, 2014	$1,511, 033

The fair value of the Series A Warrants and Placement Agent Warrants was determined using a Monte Carlo Simulation. This model requires the input of highly subjective assumptions, including the expected price volatility, which is based on the historical volatility of a peer group of publicly traded companies. Changes in the subjective input assumptions can materially affect the estimate of fair value of the warrants and the Company’s results of operations could be impacted.

The following assumptions were used in calculations of the Monte Carlo Simulation model for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
	2014	2013
Risk-free interest rates	0.68-0.93%	—
Expected life	3 years	—
Expected dividends	0%	—
Expected volatility	71-83%	—
Vycor Common Stock fair value	$1.88-2.39	—

9.   COMMITMENTS AND CONTINGENCIES

Lease

The Company leases approximately 10,000 sq. ft located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the three months ended March 31, 2014 and 2013 were $50,178 and $48,553 respectively.

Potential German tax liability

In June 2012 the Company's German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company's acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. The tax authorities have agreed to suspend the assessment pending the outcome of certain court hearings, and the Company has agreed to make limited monthly payments on account. To the extent that this assessment, a higher or a reduced amount, is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability for the three months ending March 31, 2014, other than recording the monthly payments as an expense.

Potential Patent Infringement

The Company was made aware in 2012 that a competitor had been granted a patent for related technology, and appeared to be entering the market with products that infringe the Company’s own issued patent. Following investigation, the Company has taken steps to initiate an invalidation of the competitor’s patent and enforce its patent rights; in March 2014 the Ptent Re-examination Board issued an Examination Decision invalidating all the claims of the competitor’s patent. The competitor has the right of appeal but the Company will contest any such appeal. The Company has also been made aware that a second competitor has filed a patent application for related technology and also may be producing a product that potentially infringes the Company’s patent, and is in the early stages of evaluation and has yet to determine what, if any actions to take in this instance, however as a general rule the Company intends to take all necessary action to protect its patent portfolio. As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

10. CONSULTING AND OTHER AGREEMENTS

The Company has entered into no new consulting or other agreements during the three months ended March 31, 2014, other than amendments to existing agreements outlined below. The following agreements remained in force during the period:

Consulting Agreement with Fountainhead

Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to January 2, 2015. As of January 2014, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock at the end of each quarter until the occurrence of specified milestones.

Consulting Agreement with Del Mar Consulting Group, Inc and Alex Partners, LLC.

In November 2013, the Company entered into three-month extension amendments to the existing agreements with Del Mar Consulting, Inc. and Alex Partners, LLC under which 33,000 and 27,000 shares of Company Common Stock respectively were issued, valued at $66,000 and $54,000 respectively. .

Garden State Securites, Inc. (“GSS”) Advisory and Placement Agent Agreements

On July 2, 2013, the Company entered into two agreements with GSS one to provide certain financial advisory services to the Company (“Advisory Agreement”) and the other to act as placement agent for the Company (“Placement Agent Agreement”).

Under the terms of the Advisory Agreement, GSS is engaged on a non-exclusive basis to provide financial advisory services to the Company for at least ninety (90) days and thereafter until either party terminates the arrangement.  Under the terms of the Advisory Agreement, as amended on March 14, 2014, the Company will issue 45,000 restricted shares of Company Common Stock to the broker-dealer, 15,000 of which are issuable on the date of the execution of the Agreement and 30,000 additional shares to be issued on March 11, 2014.  The Agreement also calls for the Company to reimburse certain out-of-pocket expenses.

Under the terms of the Placement Agent Agreement, the Company engaged GSS as its exclusive placement agent until the later of (i) 90 days from the date of execution of the Agreement or (ii) the end of the offering period of any securities financing undertaken by the Company in connection with the Placement Agent Agreement. Normal placement agents fees and expense reimbursement will be payable. Any offering will be undertaken on a “best efforts” basis and the proceeds would be used for working capital and general corporate purposes

11. RELATED PARTY TRANSACTIONS

Under the terms of the Offering, there were certain agreements with Related Parties:

(a)

Debt Amendment and Repayment. Fountainhead and Peter Zachariou agreed to extend the maturity of all of the Company’s debt obligations due to them due to as of August 9, 2013 (aggregating $2,247,037) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Fountainhead and Peter Zachariou further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing. During January and February 2014, also under the terms of the Offering, debt obligations arising since August 9, 2013 were repaid as follows: Fountainhead - $91,519; Peter Zachariou - $20,000; David Cantor - $15,000.

(b)

Employment of Chief Executive Officer and Employment Agreements. Effective as of January 2, 2014, our board of directors appointed Peter C. Zachariou, our Executive Vice President, to the additional role as the Company’s Chief Executive Officer. Also effective as of the January 2, 2014 the Company entered into separate, but largely identical Employment Agreements with Mr. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor. The aforementioned Employment Agreements provide for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersede any prior employment agreements or arrangements between the respective parties.

(c)

Amendment to Consulting Agreement. Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to to January 2, 2015. As of January 2014, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock at the end of each quarter until the occurrence of specified milestones.

(d)

Conversion Agreement. Effective as of January 2, 2014, the Company and Fountainhead entered into a Conversion Agreement whereby Fountainhead agreed to convert all amounts accrued as of the date of the Initial Closing into an investment in that amount in the Offering. Pursuant to the terms of this agreement, Fountainhead converted $1,426,542 of accrued consulting fees into the Units.

On March 31 2014, in accordance with the terms the Consulting Agreement, the Company issued 6,276 shares of Common Stock (valued at $15,000) to Fountainhead.

There were no other related party transactions during the three months ended March 31, 2014 other than the payment or accrual of fees under the Fountainhead Consulting agreement described in Note 11 of the financial statements.

12. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued and filed with this Form 10Q:

Share Issuance

During April to May 2014, the Company issued 2,222 shares of Common Stock (valued at $5,000) to Steven Girgenti, in consideration for services provided to the Board of Directors; and 727 and 1,453 shares of Common Stock respectively (valued at $1,563 and $3,125 respectively) to Alvaro Pascual-Leone and Josef Zihl in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

On April 25, 2014, the Company completed the sale of an additional $929,860 in Units in a final close of the Offering, which were issued pursuant to a Securities Purchase Agreement between the Company and the Investors. In the aggregate, the Company issued 516,594 shares of Common Stock, Series A Warrants to purchase an aggregate of 258,298 shares of Common Stock and Series B Warrants to purchase an aggregate of 258,298 shares of Common Stock.

Amendment to Offering Agreements and removal of anti-dilution

During April and May 2014, the Company requested waivers of certain anti-dilution provisions of the Stock Purchase Agreement and Series A Warrant Agreements (“Waivers”) which were executed with investors in the Company’s $5,000,000 private placement offering which was completed on April 25, 2014. Under the terms of the Waivers, the investors agreed to waive their anti-dilution rights (which arose in the event the Company sold securities at a price below $2.05 within one year of the date that the initial Registration Statement has been declared effective by the SEC) in consideration of the Company’s agreement not to sell any securities at a price below $2.05 within such one-year period. The Waivers become effective as to all the Common Stock issued in the offering once the Company receives the agreement of the holders of eighty percent (80%) of the Common Stock issued in the offering and the holders of eighty percent (80%) of the Common Stock issued in each closing. As of May 14, 2014, the Company had received waivers from the holders of 93.9 percent of the shares issued in the offering, and over 80 percent for each closing, and so the Waivers have been declared effective on 100 percent of the Common Stock issued in the Offering. The Company is continuing to seek Waivers from the remaining investors for their Common Stock and Series A Warrants. Waivers have also been received in respect of the Placement Agent Warrants and the Series A Warrants held by Fountainhead.

As stated in Note 2 (Warrant Derivative Liability) and Note 8, because the Warrants carry certain anti-dilution protection for the holders, the Company has recorded the Series A Warrants and Placement Agent Warrants as a liability, in accordance with the guidance contained in ASC 815-40-15-7D. Following the declaration of effectiveness of the Waivers, the Company will no longer be required to record any derivative liability on account of the Series A Warrants and Placement Agent warrants, with respect of the actual number of Warrants for which the Waivers have been executed.

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information or representations provided in or incorporated by reference into this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is May __, 2014.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$2,033.69
Accounting fees and expenses	$2,500.00
Legal fees and expenses	$2,500.00
Printing expenses	$3,000.00
Miscellaneous	$1,000.00

TOTAL	$11,033.69

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above through advances to the Company by the Company’s founding shareholders. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.     Indemnification of Directors and Officers

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Below is a list of securities sold by us from January 1, 2013 through May 23, 2014 which were not registered under the Securities Act.

Common Stock:

Name of Purchaser	Issue Date	Security	Shares	Consideration

STEVEN GIRGENTI	1/1/13	Common	1,482	Board Fees
ALVARO PASCUAL-LEONE, M.D.	1/31/13	Common	926	Consulting Services
JOSEF ZIHL	1/31/13	Common	926	Consulting Services
JASON J S BARTON	3/31/13	Common	1,646	Consulting Services
OSCAR BRONSTHER	3/31/13	Common	2,632	Board Fees
JOSE ROMANO	3/31/13	Common	1,646	Consulting Services
STEVEN GIRGENTI	4/1/23	Common	2,632	Board Fees
SEAN CAMPBELL	4/5/13	Common	7,408	Conversion of Pref Stock
KENNETH T COVIELLO	4/5/13	Common	15,864	Conversion of Pref Stock
GREENBRIDGE CAPITAL PARTNERS IV LLC	4/5/13	Common	22,223	Conversion of Pref Stock
NEIL A WEISS	4/5/13	Common	14,815	Conversion of Pref Stock
ROBERT J NEBORSKY & SANDRA S NEBORSKY LIVING TRUST	4/19/13	Common	29,630	Conversion of Pref Stock
SKRILOFF FAMILY IRREVOCABLE TRUST FBO OLIVIA SKRILOFF	4/19/13	Common	1,482	Conversion of Pref Stock
SKRILOFF FAMILY IRREVOCABLE TRUST FBO SAMUEL SKRILOFF	4/19/13	Common	1,482	Conversion of Pref Stock
ONE EAST PARTNERS MASTER LP	4:23/13	Common	10,370	Conversion of Pref Stock
HEATHER VINAS	4/26/13	Common	32,152	Stock Option Exercise
KENNETH T COVIELLO	4/29/13	Common	15,86	Stock Option Exercise
RED SQUARE FUND ONE (SPC)	4/29/13	Common	88,889	Conversion of Pref Stock
ALVARO PASCUAL-LEONE, M.D.	4/30/13	Common	668	Consulting Services
JOSEF ZIHL	4/30/13	Common	1,335	Consulting Services

ALEX PARTNERS LLC	5/3/13	Common	93,334	Consulting Services
PETER BUBENZER	5/9/13	Common	36,000	Warrant Exercise
STEPHEN KUPPERSERG	5/9/13	Common	12,625	Warrant Exercise
ONE EAST PARTNERS MASTER LP	5/16/13	Common	5,926	Conversion of Pref Stock
ONE EAST PARTNERS OPPORTUNITY LP	5/16/13	Common	7,408	Conversion of Pref Stock
DANIEL SCHNEIDERMAN	5/21/13	Common	6,667	Conversion of Pref Stock
KENNETH T COVIELLO	5/29/13	Common	15,863	Stock Option Exercise
ONE EAST PARTNERS MASTER LP	6/4/13	Common	10,371	Conversion of Pref Stock
ONE EAST PARTNERS OPPORTUNITY LP	6/4/13	Common	5,186	Conversion of Pref Stock
ROBERT AND AMY BERNSTEIN	6/7/13	Common	7,408	Conversion of Pref Stock
MILLENNIUM TRUST COHPANY LLC FB0 HERBERT KLEI IRA	6/5/13	Common	25,250	Warrant Exercise
RB BRILL ZW BRILL JTTEN	6/10/13	Common	25,250	Warrant Exercise
MARC COHEN	6/10/13	Common	50,500	Warrant Exercise
ONE EAST PARTNERS MASTER LP	6/16/13	Common	13,334	Conversion of Pref Stock
ONE EAST PARTNERS OPPORTUNITY LP	6/10/13	Common	7,408	Conversion of Pref Stock
CORE CAPITAL IV TRUST	6/11/13	Common	22,222	Conversion of Pref Stock
ROBERT M BERNSTEIN	6/20/13	Common	7,408	Conversion of Pref Stock
ROBERT J KOCH	7/1/13	Common	12,625	Conversion of Pref Stock
JASON J S BARTON	6/30/13	Common	673	Consulting Services
OSCAR BRONSTHER	6/30/13	Common	2,155	Board Fees
JOSE ROMANO	6/30/13	Common	673	Consulting Services
LOWELL RUSH	6/30/13	Common	1,078	Board Fees

STEVEN GIRGENTI	7/3/13	Common	2,155	Board Fees
GARDEN STATE SECURITIES INC	7/8/13	Common	15,000	Consulting Services
ANDREW MITCHELL	7/31/13	Common	7,408	Conversion of Pref Stock
ALVARO PASCUAL-LEONE, H.D.	8/2/13	Common	659	Consulting Services
JOSEF ZIHL	8/2/13	Common	1,319	Consulting Services
THE DEL MAR CONSULTING GROUP INC	8/7/13	Common	7,200	Consulting Services
ALEX PARTNERS LLC	8/7/13	Common	4,800	Consulting Services
THE DEL MAR CONSULTING GROUP INC	9/13/13	Common	3,600	Consulting Services
ALEX PARTNERS LLC	9/13/13	Common	2,400	Consulting Services
DUANE J RENFRO	9/16/13	Common	14,815	Conversion of Pref Stock
ONE EAST PARTNERS MASTER LP	9/23/13	Common	13,334	Conversion of Pref Stock
ONE EAST PARTNERS OPPJRTUNITY LP	9/23/13	Common	7,408	Conversion of Pref Stock
ONE EAST PARTNERS MASTER LP	9/27/13	Common	13,334	Conversion of Pref Stock
ONE EAST PARTNERS OPPORTUNITY LP	9/27/13	Common	7,408	Conversion of Pref Stock
JASON J S BARTON	9/30/13	Common	756	Consulting Services
OSCAR BRONSTHER	9/30/13	Common	2,419	Board Fees
STEVEN GIRGENTI	10/3/13	Common	2,419	Board Fees
JOSE ROMANO	9/30/13	Common	756	Consulting Services
LOWELL RUSH	9/30/13	Common	1,814	Board Fees
EDWARD KIMMELMAN	9/30/13	Common	15,189	Conversion of Pref Stock
ALVARO PASCUAL-LEONE, M.D.	11/1/13	Common	744	Consulting Services
JOSEF ZIHL	11/1/13	Common	1,488	Consulting Services
ONE EAST PARTNERS OPPORTUNITIES LP	11/18/13	Common	5,186	Conversion of Pref Stock

ONE EAST PARTNERS OPPORTUNITIES LP	12/5/13	Common	11,852	Conversion of Pref Stock
THE DEL MAR CONSULTING GROUP INC	12/9/13	Common	33,000	Consulting Services
ALEX PARTNERS LLC	12/9/13	Common	27,000	Consulting Services
JASON J S BARTON	12/31/13	Common	717	Consulting Services
OSCAR BRONSTHER	12/31/13	Common	2,294	Board Fees
JOSE ROMANO	12/31/13	Common	717	Consulting Services
LOWELL RUSH	12/31/13	Common	1,720	Board Fees
STEVEN GIRGENTI	1/2/14	Common	2,294	Board Fees
MARK ABRAMS	1/3/14	Common	83,334	$150,000
THEODORE SISLEY JR	1/3/14	Common	11,112	$20,000
BOB BRIDGES	1/3/14	Common	13,889	$25,000
MARIO DELL'AERA	1/3/14	Common	83,334	$150,000
FOUNTAINHEAD CAPITAL MANAGEMENT LTD	1/3/14	Common	792,523	Debt Conversion
NICHOLAS P GIORDANO	1/3/14	Common	33,334	$60,000
DALE E HERBRANSON	1/3/14	Common	11,112	$20,000
PAUL IACOBELLO & GINA IACOBELLO JT TEN	1/3/14	Common	11,112	$20,000
WILLIAM MATHIAS	1/3/14	Common	13,889	$25,000
MICK MCLOUGHLIN	1/3/14	Common	111,112	$200,000
LOBERT MORONEY & CAROLE R MORONEY JTTN	1/3/14	Common	13,889	$25,000
RBC CAPITAL MARKETS CORP FBO MICHAEL BEHAR ROTH IRA	1/3/14	Common	40,000	$72,000
RBC CAPITAL MARKETS LLC CUST FB0 DENNIS ABRAMS IRA	1/3/14	Common	22,223	$40,000
RBC CAPITAL MARKETS LLC CUST FB0 FRANCIS ALTIERI IRA	1/3/14	Common	10,000	$18,000
RBC CAPITAL MARKETS LLC FB0 STEVEN JENKINS IRA	1/3/14	Common	19,445	$35,000

RBC CAPITAL MARKETS LLC FBO KENNETH W PILEGGI IRA	1/3/14	Common	8,000	$14,400
RBC CAPITAL MARKETS LLC FBO DENNIS ABBOTT IRA	1/3/14	Common	13,889	$25,000
DONALD J RICHARDS	1/3/14	Common	50,000	$90,000
DUNCAN SCOTT	1/3/14	Common	16,667	$30,000
GLENN RICHARD SKUTT & LESLEY HOWARD JT TEN	1/3/14	Common	13,889	$25,000
HIDEO TAKADA	1/3/14	Common	100,000	$180,000
HOWARD TEICHER	1/3/14	Common	4,167	$7,500
TIMOTHY H SHEAR DEC OF TRUST DTD 1974	1/3/14	Common	8,334	$15,000
STEVEN WALLITT	1/3/14	Common	16,667	$30,000
THE DEL MAR CONSULTING GROUP INC	1/15/14	Common	6,000	Consulting Services
ALEX PARTNERS LLC	1/15/14	Common	4,000	Consulting Services
ALVARO PASCUAL-LEONE, M.D.	2/3/14	Common	710	Consulting Services
JOSEF ZIHL	2/3/14	Common	1,420	Consulting Services
STEVEN R ANTICO	2/4/14	Common	13,889	$25,000
ALAN ANTOKAL	2/4/14	Common	55,556	$100,000
THE APREGAN FAMILY TRUST DTD 2/11/98	2/4/14	Common	27,778	$50,000
PETER BACKUS	2/4/14	Common	72,223	$130,000
MICHAEL G CADWELL	2/4/14	Common	41,667	$75,000
RICHARD A CLOYD	2/4/14	Common	30,000	$54,000
JASON COHEN	2/4/14	Common	83,334	$150,000
CHAD CRITCHLEY	2/4/14	Common	27,778	$50,000
SCOTT CUNNINGHAM	2/4/14	Common	16,667	$30,000
DONALD P FARE	2/4/14	Common	27,778	$50,000
STEPHAN FORSTMANN	2/4/14	Common	11,112	$20,000
CHRIS HAYDEN	2/4/14	Common	22,223	$40,000

ALISTAIR ERIC MACCALLUM LABAND	2/4/14	Common	55,556	$100,000
STEVEN L LEW	2/4/14	Common	3,889	$7,000
JAMES P LITTLE	2/4/14	Common	22,223	$40,000
RAYLAN LOGGINS	2/4/14	Common	16,667	$30,000
MICHAEL LOTZE	2/4/14	Common	70,000	$126,000
ULRICH OTTO	2/4/14	Common	41,667	$75,000
RBC CAPITAL MARKETS CORP FBO SUSAN A IZARD IRA	2/4/14	Common	13,889	$25,000
DAVID RUSH	2/4/14	Common	111,112	$200,000
DUNCAN SCOTT	2/4/14	Common	27,778	$50,000
WILLIAM C SLATER	2/4/14	Common	5,556	$10,000
TIMOTHY A SHEAR DEC OF TRUST DTD 1 6 1974	2/4/14	Common	14,000	$25,200
SALMAN WAKIL	2/4/14	Common	40,000	$72,000
HUGO WERE	2/4/14	Common	83,334	$150,000
ORVILLE A WHITE	2/4/14	Common	55,556	$100,000
FRASER CAMPBELL	2/25/14	Common	5,556	Exchange for Pref Stock
HUGH SCOTT CAMPBELL	2/25/14	Common	5,556	Exchange for Pref Stock
THOMAS VARGA TTEE THE PRAG CHILDREN'S TRUST FBO ANDREW J PRAG	2/25/14	Common	15,278	Exchange for Pref Stock
THOMAS VARGA TTEE THE PRAG CHILDREN'S TRUST FBO ROBERT B. PRAG	2/25/14	Common	15,278	Exchange for Pref Stock
GURI DAUTI	2/25/14	Common	27,778	Exchange for Pref Stock
RICHARD HOFFMAN	2/25/14	Common	12,500	Exchange for Pref Stock
NADEJDA KASSATKINA	2/25/14	Common	55,560	Exchange for Pref Stock
APEX TECHNOLOGY VENTURES LLC	2/25/14	Common	27,778	Exchange for Pref Stock
JSL KIDS PARTNERS	2/25/14	Common	72,223	Exchange for Pref Stock
IRINA PAVLOVA	2/25/14	Common	27,778	Exchange for Pref Stock

ROBERT B PRAG	2/25/14	Common	44,445	Exchange for Pref Stock
RBC CAPITAL MARKETS FBO JANE ELLIS	2/25/14	Common	55,556	Exchange for Pref Stock
BORIS SMIRNOV & ALEXANDRA I SMIRNOV JT TEN	2/25/14	Common	55,556	Exchange for Pref Stock
GARDEN STATE SECURITIES, INC.	3/11/14	Common	30,000	Advisory Services
RBC CAPITAL MARKETS LLC FBO MICHAEL BEHAR ROTH IRA	2/28/14	Common	15,000	$27,000
HOWARD ALTSCHULER	3/31/14	Common	13,889	$25,000
RBC CAPITAL MARKETS LLC FBO MICHAEL A BOULUS IRA	3/31/14	Common	27,778	$50,000
ROBERT J BRICKLEY	3/31/14	Common	8,334	$15,000
ROBERT D. DIBENEDETTO	3/31/14	Common	5,556	$10,000
RICHARD FOGLE	3/31/14	Common	13,889	$25,000
MARK KASPER	3/31/14	Common	27,778	$50,000
KEVIN M MACKENZIE	3/31/14	Common	27,778	$50,000
BRETT NESLAND	3/31/14	Common	15,000	$27,000
REY 1998 FAMILY TRUST	3/31/14	Common	55,556	$100,000
GLANN RICHARD SKUTT & LESLIE HOWARD JTTEN	3/31/14	Common	13,889	$25,000
RBC CAPITAL MARKETS LLC FBO STEVEN JENKINS IRA	3/31/14	Common	13,889	$25,000
DAVID SWEENEY	3/31/14	Common	2,800	$5,040
JOHN TRAFFORD	3/31/14	Common	41,667	$75,000
DAVID A UFHEIL	3/31/14	Common	27,778	$50,000
PETER BACKUS	3/31/14	Common	27,778	$50,000
MICHAEL & MARY SIMON	3/31/14	Common	11,112	$20,000
WILLIAM BOLTZ	3/31/14	Common	41,667	$75,000
ERICA PITMAM SEDBERRY	3/31/14	Common	41,667	$75,000
CHRISTOPHER APGAR	3/31/14	Common	41,667	$75,000

SRINIVAS SHANKARA	3/31/14	Common	11,112	$20,000
RICARDON SCHEUER & SILVIA SUAREZ	3/31/14	Common	75,000	$135,000
J AND M GROUP LLC	3/31/14	Common	2,500	Consulting Services
OSCAR BRONSTHER	3/31/14	Common	2,222	Board Fees
LOWELL RUSH	3/31/14	Common	2,222	Board Fees
JASON J S BARTON	3/31/14	Common	694	Consulting Services
JOSE ROMANO	3/31/14	Common	694	Consulting Services
FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED	3/31/14	Common	6,276	Consulting Services
STEVEN GIRGENTI	4/2/14	Common	2,222	Board Fees
MARK ABRAMS	4/25/14	Common	55,556	$100,000
RANDOLPH BARBA	4/25/14	Common	27,778	$50,000
STEPHEN BELL	4/25/14	Common	8,500	$15,300
RICHARD A CLOYD	4/25/14	Common	30,000	$54,000
CRANSHIRE CAPITAL MASTER FUND LTD	4/25/14	Common	41,668	$75,000
MARIO DELL’AERA	4/25/14	Common	95,556	$172,000
EQUITEC SPECIALISTS LLC	4/25/14	Common	13,888	$25,000
PATRICIA FISHER	4/25/14	Common	5,556	$10,000
DONALD GISSLER	4/25/14	Common	27,778	$50,000
RBC CAPITAL MARKETS LLC FBO GREGORY J CARTER IRA	4/25/14	Common	27,778	$50,000
MICHAEL L HOFFMAN	4/25/14	Common	13,889	$25,000
ROB KAYMAN	4/25/14	Common	27,778	$50,000
DAVID KING	4/25/14	Common	6,667	$12,000
TOM KONSICKS	4/25/14	Common	55,556	$100,000
HARRI KYTOMAA	4/25/14	Common	5,556	$10,000
RBC CAPITAL MARKETS LLC FBO LINDA FRIEDMAN ROTH IRA	4/25/14	Common	2,778	$5,000

SANKAR PRAYAGA	4/25/14	Common	3,000	$5,400
TODD CHANNELL TRUST	4/25/14	Common	55,556	$100,000
SALIM WAKIL	4/25/14	Common	10,000	$18,000
FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED	4/25/14	Common	1,756	$3,161
ALVARO PASCUAL-LEONE, M.D.	5/2/14	Common	727	Consulting Services
JOSEF ZIHL	5/2/14	Common	1,453	Consulting Services

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D.

Item 16.     Exhibits

Exhibit No.	Description
3.1(a)	Certificate of Incorporation of Vycor Medical, Inc. (previously filed)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2010 (previously filed)
3.1(c)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of July 20, 2010 (previously filed)
3.1(d)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2013 (previously filed)
3.2	Bylaws of Vycor Medical, Inc. (previously filed)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  Provided however, That:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is relying on Rule 430B:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton in the State of Florida on the 28th day of May, 2014.

Vycor Medical, Inc.
(Registrant)

By:	/s/ Peter C. Zachariou
________________________
Peter C. Zachariou
Chief Executive Officer and Director (Principal Executive Officer)

Date	May 28, 2014

By:	/s/ Adrian Liddell
________________________
Adrian Liddell
Chairman of the Board and Director
(Principal Financial and Accounting Officer)

Date	May 28, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:	/s/ David Cantor
________________________
David Cantor
President and Director

Date	May 28, 2014

By:	/s/ Pascale Mangiardi
_________________________
Pascale Mangiardi
Director

Date	May 28, 2014

By:	/s/ Steven Girgenti
_________________________
Steven Girgenti
Director

Date	May 28, 2014

By:	/s/ Adrian Christopher Liddell
_________________________
Adrian Christopher Liddell
Chairman of the Board and Director (Principal Financial and Accounting Officer)

Date	May 28, 2014

By:	/s/ Lowell Rush
_________________________
Lowell Rush
Director

Date	May 28, 2014

By:	/s/ Peter C. Zachariou
_________________________
Peter C. Zachariou
Chief Executive Officer, Executive Vice President and Director

Date	May 28, 2014

/s/ Oscar Bronsther, M.D.
_________________________
Oscar Bronsther, M.D.
Director

Date	May 28, 2014

EXHIBIT LIST

Exhibit No.	Description
3.1(a)	Certificate of Incorporation of Vycor Medical, Inc. (previously filed)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2010 (previously filed)
31.(c)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of July 20, 2010 (previously filed)
3.2	Bylaws of Vycor Medical, Inc. (previously filed)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors